UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CPI Card Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☑ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

10368 West Centennial Road

Littleton, Colorado 80127

April 8, 2026

Dear Stockholder:

On behalf of the Board of Directors of CPI Card Group Inc. (the “Company”), you are cordially invited to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 21, 2026, at 8:00 a.m. Eastern Time. The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted online via live webcast. Please see the Notice of Annual Meeting of Stockholders on the next page for more information about how to attend the Annual Meeting virtually.

We have included with this letter a proxy statement that provides you with detailed information about the business to be conducted at the Annual Meeting. In addition, the Company’s 2025 Annual Report, which is being made available to you along with the proxy statement, contains information about the Company and its performance. We encourage you to read these materials carefully.

Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares through one of the methods described in the accompanying proxy statement. We strongly urge you to vote FOR the nominees proposed by the Board of Directors and in accordance with the recommendations of the Board of Directors on the other proposals by following the voting instructions contained in the proxy statement.

Sincerely,

H. Sanford Riley	John Lowe

Chair of the Board	President, Chief Executive Officer and Director

CPI CARD GROUP INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 21, 2026 8:00 A.M.

(Eastern Time)

To the Stockholders of CPI Card Group Inc.:

The 2026 Annual Meeting of Stockholders will be held virtually on May 21, 2026, at 8:00 a.m. (Eastern Time) via live webcast accessible at www.virtualshareholdermeeting.com/PMTS2026. The purpose of the meeting is to:

1.	re-elect the eight director nominees named in the accompanying proxy statement;
2.	ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2026;
3.	hold an advisory vote to approve named executive officer compensation; and
4.	conduct any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.

Voting is limited to stockholders of record at the close of business on March 24, 2026.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES OVER THE TELEPHONE, VIA THE INTERNET OR BY COMPLETING, DATING, SIGNING AND RETURNING A PROXY CARD, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. YOUR PROMPT COOPERATION IS GREATLY APPRECIATED.

By Order of the Board of Directors,

Darren Dragovich
Chief Legal and Compliance Officer and Corporate Secretary

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report available to stockholders electronically via the Internet. On or about April 8, 2026, we will mail to most of our stockholders a notice (the “Notice”) containing instructions on how to access this proxy statement and our Annual Report and to vote via the Internet.

The Notice also contains instructions on how to request a printed copy of the proxy materials and to vote by mail. In addition, you may elect to receive future proxy materials in printed form by mail or electronically by e-mail by following the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

10368 West Centennial Road
Littleton, Colorado 80127

SUMMARY OF THE ANNUAL MEETING

This proxy statement contains information related to the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of CPI Card Group Inc. (referred to herein as the “Company,” “CPI,” “we,” “us” or “our” as the context requires) to be held via live webcast accessible at www.virtualshareholdermeeting.com/PMTS2026.

Why did you provide me with this proxy statement?

We provided you with this proxy statement because the Board of Directors of the Company (the “Board” or the “Board of Directors”) is soliciting, on the Company’s behalf, your proxy to vote at the Annual Meeting and at any postponements or adjournments of the Annual Meeting. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

Who can vote at the Annual Meeting?

Only stockholders of record as of the record date are entitled to vote at the Annual Meeting. The record date to determine stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 24, 2026. On the record date, there were 11,458,988 shares of our common stock, par value $0.001 per share (the “Common Stock”), outstanding. Our Common Stock is the only class of voting securities outstanding.

How many shares must be present to conduct the Annual Meeting?

We must have a quorum present virtually or by proxy to conduct the Annual Meeting. A quorum is established when a majority of shares entitled to vote is present virtually or represented by proxy at the Annual Meeting. Abstentions and broker non-votes (as described below) are counted for purposes of determining whether a quorum is present.

What matters are to be voted on at the Annual Meeting?

The agenda for the Annual Meeting is to:

1.	elect the eight director nominees named in this proxy statement;
2.	ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2026;
3.	hold an advisory vote to approve named executive officer compensation (the “Say-on-Pay Proposal”); and
4.	conduct any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.

As of the date of this proxy statement, we do not know of any other matters to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named as proxies will be authorized to vote or otherwise act in accordance with their judgment.

How does the Board recommend that I vote?

The Board recommends that you vote:

1.	FOR the election of each of the director nominees named in this proxy statement;
2.	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2026; and
3.	FOR the Say-on-Pay Proposal.

How do I vote at the Annual Meeting?

You may vote via the Internet during the Annual Meeting or by proxy in advance of the Annual Meeting.

Stockholder of Record. If you are a stockholder of record, there are three ways to vote by proxy:

By Internet — You can vote via the Internet by following the instructions on your Notice or proxy card. You will need to use the control number appearing on your proxy card to vote via the Internet.

By Telephone — If you receive or request printed copies of the proxy materials by mail, you will receive a proxy card and you can vote by telephone by following the instructions on your proxy card. You will need to use the control number appearing on your proxy card to vote by telephone.

By Mail — If you receive or request printed copies of the proxy materials by mail, you will receive a proxy card and you can vote by completing, dating and signing the proxy card and returning it in the envelope provided.

Beneficial Owner of Stock. If you hold shares in “street name” through a bank, broker or other nominee, you are considered a “beneficial owner” of stock and you may vote as follows:

By Internet — You can vote via the Internet by following the instructions on your Notice or voting instruction form. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

By Telephone — If you receive or request printed copies of the proxy materials by mail, you will receive a voting instruction form and you can vote by telephone by following the instructions on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

By Mail — If you receive or request printed copies of the proxy materials by mail, you will receive a voting instruction form and you can vote by proxy by completing, dating and signing the voting instruction form and returning it in the envelope provided.

Internet and Telephone voting facilities for stockholders of record will be available 24 hours a day. You may vote over the telephone or via the Internet until 11:59 p.m. Eastern Time on May 20, 2026. Even if you plan to attend the Annual Meeting virtually, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Your proxy will be voted in accordance with your instructions, so long as the instructions are received by the voting deadline. In the case of a proxy card returned by mail, such card must be signed and dated and be actually received before the Annual Meeting. If you vote your shares via the Internet, over the telephone or by executing and returning a proxy card by mail, but you do not provide specific instructions with respect to the proposals, your shares will be voted in accordance with the recommendations of the Board of Directors: FOR each director nominee named in this proxy statement, FOR the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2026, and FOR the Say-on-Pay Proposal.

As of the date of this proxy statement, we do not know of any matters to be presented at the Annual Meeting except those described in this proxy statement. If any other matters properly come before the Annual Meeting, however, the persons named as proxies will be authorized to vote or otherwise act in accordance with their judgment.

What does it mean if I receive more than one Notice of internet availability, e-mail or set of proxy materials?

You may receive more than one Notice, more than one e-mail or multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice, a separate e-mail or a separate voting instruction form for each brokerage account in which you hold shares. Also, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one Notice, more than one e-mail or more than one proxy card. To vote all of your shares by proxy, you must complete, date, sign and return each proxy card and voting instruction form that you receive, or vote over the telephone or via the Internet the shares represented by each e-mail, proxy card or voting instruction form that you receive.

May I change my vote?

Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting. To change your vote, if you are a stockholder of record, you may submit another later dated proxy over the telephone or via the Internet no later than 11:59 p.m. Eastern Time on May 20, 2026 or by mail so long as it is actually received prior to the Annual Meeting, or by voting your shares during the Annual Meeting (your attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote at the Annual Meeting to revoke your proxy). If you are a beneficial owner and your shares are held in street name, you may change your vote by submitting new voting instructions to your bank, broker or other nominee, or you may change your vote by attending and voting at the Annual Meeting.

What happens if my bank or broker holds my shares in “street name” and I do not give any voting instructions?

If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. You should refer to the information provided to you by your bank, broker or nominee to determine how to provide voting instructions. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion only with respect to so-called “routine matters” but will not be permitted to exercise voting discretion with respect to “non-routine matters.” The Company believes that the proposal to ratify KPMG’s appointment as the Company’s independent registered public accounting firm for 2026 (Proposal No. 2) is a routine matter on which brokers will be permitted to vote shares on your behalf, even without your instructions. Other than Proposal No. 2, the Company believes that all proposals set forth in this proxy statement are considered non-routine matters, and brokers will thus not be able to vote on your behalf if you have not furnished voting instructions to them. Thus, if you do not give your bank, broker or nominee specific voting instructions with respect to Proposal No. 2, your shares will be voted in such entity’s discretion. If you do not give your bank, broker or nominee specific instructions with respect to the other proposals herein, your shares will not be voted on such proposals. This is called a “broker non-vote.” Shares represented by such broker non-votes will be counted in determining whether a quorum is present but will otherwise have no effect on the non-routine proposals. We urge you to promptly provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the Annual Meeting.

What vote is required to elect directors and approve the other matters described in this proxy statement?

The Company’s Fourth Amended and Restated By-Laws (the “By-Laws”) require that the directors named in Proposal No. 1 be elected by the majority of votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected, which we do not expect to occur for the Annual Meeting), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

The ratification of the appointment of KPMG as our independent registered public accounting firm for 2026 (Proposal No. 2) and the Say-on-Pay Proposal (Proposal No. 3) each require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Stockholders attending the virtual Annual Meeting via webcast are deemed to be present “in person.”

For Proposal No. 1, broker non-votes will be counted as present for purposes of establishing a quorum but are not counted as votes cast and therefore will not affect the outcome of the vote. As stated above, because Proposal No. 2 is considered a routine matter, if you do not give your bank, broker or other nominee specific voting instruction with respect to Proposal No. 2, your shares will be voted in such entity’s discretion, and therefore no broker non-votes are expected on such proposal. Since Proposal No. 3 is a non-routine matter on which brokers are not permitted to vote without your voting instruction, broker non-votes will be counted as present for purposes of establishing a quorum but will not affect the outcome of the vote.

Abstentions will not be voted but will be counted for purposes of determining whether there is a quorum present. Abstentions will have the same effect of a vote “against” a proposal other than the proposal to elect directors (Proposal No. 1), on which they have no effect.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name on the Company’s books and records or with our transfer agent, you are the “stockholder of record” of those shares, and this proxy statement and accompanying materials have been provided directly to you by the Company. On the other hand, if you purchased your shares through a brokerage or other financial intermediary, the brokerage or other financial intermediary will automatically put your shares into “street name,” which means that the brokerage or other financial intermediary will hold your shares in its name or another nominee’s name and not in your name, but will keep records showing you as the “beneficial owner.” If you hold shares beneficially in street name, this proxy statement and accompanying materials have been forwarded to you by your broker, bank or other holder of record.

How many votes do I have?

Each share of Common Stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the Annual Meeting.

How will the votes be counted at the Annual Meeting?

The votes will be counted by the independent inspector of election appointed for the Annual Meeting.

How will the Company announce the voting results?

The Company will report the final results of the voting at the Annual Meeting in a filing with the SEC on a Current Report on Form 8-K within four business days after the date of the Annual Meeting.

Who pays for the Company’s solicitation of proxies?

The Board, on behalf of the Company, is soliciting your proxy to vote your shares of Common Stock at our Annual Meeting. The Company will bear the cost of soliciting proxies, including preparing, printing and mailing this proxy statement. Proxies may be solicited personally, or by mail, e-mail or telephone by certain of our directors, officers, employees or representatives. Our directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their out-of-pocket expenses in forwarding solicitation materials to such beneficial owners.

What is “householding” and how does it work?

Under the rules adopted by the SEC, we may deliver a single copy of the proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can reduce the environmental impact of our Annual Meeting and result in significant cost savings for the Company. To take advantage of this opportunity, we have delivered only one copy of the Notice and proxy materials, if you requested printed versions by mail, this proxy statement and the Annual Report, to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. If you would like to either participate in householding or receive separate copies of future proxy materials, please contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or by mail at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. If you are a beneficial owner of shares held in street name and would like to participate in householding, you may contact the organization that holds your shares.

What do I need for admission to the Annual Meeting and how do I vote at the Annual Meeting?

You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on March 24, 2026, the record date. To be admitted to and participate in the Annual Meeting, you must follow the instructions and use the information found on your proxy card, or voting instruction form or Notice. The Annual Meeting will be held in a virtual-only format on Thursday, May 21, 2026 at 8:00 a.m. Eastern Time. The virtual meeting and live webcast can be accessed at www.virtualshareholdermeeting.com/PMTS2026. You will not be able to attend the Annual Meeting in person.

You may vote during the Annual Meeting by using the “VOTE” button found at www.virtualshareholdermeeting.com/PMTS2026 during the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote in advance by one of the methods described in this proxy statement.

May stockholders ask questions at the Annual Meeting?

Yes. Stockholders will have the ability to submit questions regarding the proposals during the Annual Meeting via the virtual meeting website.

What if I have technical difficulties or trouble accessing the Annual Meeting?

If you encounter any difficulties while accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page beginning 15 minutes prior to the start time of the Annual Meeting. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our investor relations website at investor.cpicardgroup.com, including information on when the meeting will be reconvened.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Upon the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board has nominated the eight individuals presently serving as directors, each of whom is listed below to stand for re-election to the Board for a one-year term ending at the annual meeting of stockholders in 2027 and until their successors, if any, are duly elected or appointed.

The Board has determined that each director nominee listed below, other than John Lowe, is an independent director, as further described below in “Directors and Corporate Governance — Independence of Directors.” All of the director nominees listed below have consented to being named in this proxy statement and to serving if elected. However, if any of the below nominees becomes unable or unwilling to serve prior to the date of the Annual Meeting, proxy holders will have discretion and authority to vote for another nominee proposed by our Board. Alternatively, our Board may reduce the number of directors to be elected at the Annual Meeting.

Name	Position
Thomas Furey	Director
John Lowe	Director, President and Chief Executive Officer
Ravi Mallela	Director
Lisa Oleson	Director
Nicholas Peters	Director
H. Sanford Riley	Director and Chairman of the Board
Marc Sheinbaum	Director
Valerie Soranno Keating	Director

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RE-ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT.

DIRECTORS AND CORPORATE GOVERNANCE

Director Nominee Biographical Information and Qualifications

Set forth below is a description of the business experience of each director nominee, as well as their relevant qualifications, skills and experiences. Each director nominee listed below is a current director nominated for re-election to the Board for a term expiring at the annual meeting of stockholders in 2027. See “Election of Directors (Proposal No. 1).”

Thomas Furey, 61, has served on our Board of Directors since May 2021. Mr. Furey currently serves as the Chairman and Chief Executive Officer of Sagetech Avionics, Inc. (“Sagetech”), a privately held aerospace electronics company. Sagetech was incorporated in 2019 after a divisional carve out from Sagetech Corporation, for which Mr. Furey held the position of Chief Operating Officer since 2015. From 2014 to 2015, Mr. Furey served as Vice President of Manufacturing and Engineering at Unitec, Inc., a point-of-sale payments equipment company, before which he ran his own operations consultancy firm from 2012 to 2013. From 2004 to 2012, Mr. Furey held various executive positions at Standard Register Company, including Vice President of Manufacturing, Chief Supply Chain Officer and President of Standard Register’s industrial business. From 2001 to 2004, Mr. Furey was in charge of North American operations for Avery Dennison Corporation (NYSE:AVY), a label materials manufacturer. Mr. Furey also held positions of increasing responsibility in manufacturing leadership at AlliedSignal, Inc. (which acquired Honeywell Inc. in 1999 and took its name) from 1994 to 2001 and was selected as the AlliedSignal fellow to the “Leaders for Manufacturing” program at the Massachusetts Institute of Technology (“MIT”) from 1997 to 1999. He began his career as a Naval Flight Officer in the U.S. Navy. Mr. Furey holds a Bachelor of Science degree in Mathematics from the U.S. Naval Academy, a Master of Science degree in Industrial Engineering from California State University Northridge, as well as a Master of Science degree in Mechanical Engineering and a Master of Business Administration degree from MIT. Mr. Furey brings to the Board extensive experience in high volume manufacturing, operations and executive leadership.

John Lowe, 49, was appointed President and Chief Executive Officer of the Company and was appointed to the Board of Directors in January 2024. Prior to that, he served as our Executive Vice President (“EVP”) End-to-End Payment Solutions since December 2022. He served as our Senior Vice President (“SVP”) and General Manager, Secure Card from October 2021 to December 2022. From July 2018 to October 2021, Mr. Lowe served as the Company’s Chief Financial Officer. Prior to joining the Company, Mr. Lowe served as Chief Financial Officer of SquareTwo Financial Corporation, a financial services company, from August 2014 until June 2017. Prior to August 2014, Mr. Lowe held various leadership roles of increasing responsibility at SquareTwo Financial Corporation, including serving as Treasurer, Vice President of Finance and Vice President of External Reporting. Mr. Lowe’s employment with SquareTwo Financial Corporation commenced in 2009. SquareTwo Financial Corporation filed for Chapter 11 bankruptcy protection in March 2017 in connection with a strategic sale of the Company. Mr. Lowe holds a Bachelor of Science degree in both Accounting and Finance from the Virginia Polytechnic Institute and State University. He brings to the Board significant experience in the areas of finance, accounting, investor relations, operations and executive leadership, including over 20 years of experience in the financial services industry.

Ravi Mallela, 56, has served on our Board of Directors since November 2023. From January 2022 to May 2024, he served as Executive Vice President and Chief Financial Officer of National Mortgage Insurance Holdings Inc. (NASDAQ:NMIH), the parent company of National Mortgage Insurance Corporation, a U.S.-based, private mortgage insurance company, and on its Executive Committee. Prior to joining NMIH, Mr. Mallela served as Executive Vice President and Chief Financial Officer, Finance Group, of First Hawaiian, Inc., a bank holding company, and First Hawaiian Bank (NASDAQ:FHB), a financial institution, (together, “First Hawaiian”) from September 2018 until January 2022. Prior to joining First Hawaiian, Mr. Mallela served as Senior Vice President, Head of Finance and Treasury of First Republic Bank (OTC:FRCB) from 2013 to 2018. He holds a Master of Business Administration degree from UCLA Anderson School of Management and a Bachelor of Science degree in Economics from the University of San Francisco. Mr. Mallela has public company executive leadership experience including significant experience in managing finance operations, risk management frameworks, data strategies and technical applications at large and mid-sized financial institutions.

Lisa Oleson, 46, has served on our Board since May 2024. Since 2016, Ms. Oleson has served as the Chief Financial Officer at Tricor Pacific Capital Inc., a Canadian single-family office that makes control investments in middle market companies, commercial real estate, and land development, among other asset classes. Ms. Oleson previously served on the board of directors of Dinoflex Group LP, a manufacturer of premium recycled rubber flooring with distribution across North America from July 2022 to January 2025. Prior to joining Tricor, Ms. Oleson held progressively senior finance roles in financial services, recycling, franchising, and heavy equipment companies. Ms. Oleson is a Chartered Professional Accountant in British Columbia, and holds a Bachelor of Business Administration degree with honors from Laurentian University. Ms. Oleson brings strong finance and accounting skills, as well as diverse operating experience, from her time in various industries.

Nicholas Peters, 53, has served on our Board of Directors since 2007. Mr. Peters is a Managing Member at EXI Investment Partners, a private investment firm that makes control investments in lower middle market companies in the United States. Prior to co-founding EXI Investment Partners, Mr. Peters was a Managing Director at Parallel49 Equity (formerly Tricor Pacific Capital), a private equity firm, which he joined in 2002, and also began serving as Parallel49 Equity’s Chief Financial Officer in 2012. Mr. Peters continues to provide services to Parallel49 Equity in a variety of capacities. Prior to joining Parallel49 Equity, Mr. Peters was a Senior Manager at Arthur Andersen LLP. Mr. Peters serves on the board of several EXI Investment Partners investment companies and previously served on the board of several Parallel49 Equity investment companies. Mr. Peters holds a Bachelor of Science degree in Business Administration from the University of Dayton and is a Certified Public Accountant (inactive). Mr. Peters brings to the Board strong finance, accounting and capital market skills, as well as valuable experience from his oversight of the management and operations of several private equity owned companies.

H. Sanford “Sandy” Riley, 75, has served on our Board of Directors since May 2023. He served as President and CEO of Richardson Financial Group Limited, a specialized financial services company, from 2003 until January 2026. Previously, he served for 10 years as President and CEO and later Chairman of Investor Group, Inc., one of Canada’s largest mutual fund companies. Mr. Riley has served as a member of the board of directors of Molson Coors (NYSE:TAP) since 2015. In addition, Mr. Riley previously served as a director of Canadian Western Bank (TSX:CWB) from 2011 to 2022, The North West Company (TSX:NWC) from 2002 to 2022, RF Capital Group Inc. from 2018 and 2025, and Manitoba Hydro, where he also served as Chairman of the board of directors, from 2016 to 2018. Mr. Riley is also involved with various community organizations, including serving as Chairman of the University of Winnipeg Foundation, past Chancellor of the University of Winnipeg and past Chairman of the Manitoba Business Council. Mr. Riley holds a J.D. from Osgoode Hall Law School, a Bachelor of Arts degree from Queen’s University and is a Member of the Order of Manitoba and the Order of Canada. He brings extensive board-level experience having served on numerous public company boards and committees in various industries, with leadership in areas of risk management, corporate governance and executive compensation, as well as executive leadership experience in financial services, including such areas as operations, management, strategy and corporate development.

Marc Sheinbaum, 68, has served on our Board of Directors since November 2019. Since January 2017, Mr. Sheinbaum has been an advisor to venture capital firms. From April 2014 to August 2016, he was the President, Chief Executive Officer and a director of Higher One Holdings, Inc. (NYSE:ONE), a payments technology provider for higher education. From February 2007 through March 2013, Mr. Sheinbaum was the Senior Vice President and Chief Executive Officer of Retail, Auto and Education Finance at JPMorgan Chase & Co. (NYSE:JPM). Earlier in his career, Mr. Sheinbaum held positions at GE Capital Corporation and American Express Company (NYSE:AXP), as well as Coopers & Lybrand Management Consulting. Mr. Sheinbaum holds a Bachelor of Science degree in Management Science from State University of New York at Albany and a Master of Business Administration degree from New York University. He brings considerable experience in payments and consumer financial services as well as public company leadership.

Valerie Soranno Keating, 62, has served on our Board of Directors since May 2018. Ms. Soranno Keating has been senior advisor to a number of private equity firms in the U.S. and Europe since 2017. From November 2009 through May 2015, she was the Chief Executive Officer of Barclaycard, the global payments division of Barclays PLC (NYSE:BCS). Before joining Barclays PLC, Ms. Soranno Keating held a variety of executive positions at American Express Company (NYSE:AXP) from May 1993 through May 2009, including President, Travelers Cheques & Prepaid Services, Executive Vice President Global Commercial Services, Executive Vice President Global Merchant Services, Emerging Global Businesses & Network Expansion, and Vice President Corporate Strategic Planning. Ms. Soranno Keating also serves as a director on the boards of other public and private companies, including Engage People Inc., re:Member LLC, and NAW Holdings LLC. She served as a director of FinServ Acquisition Corp. II (Nasdaq: FSRX) from February 2021 to December 2023 and One Main Financial (NYSE: OMF) from June 2018 to June 2025. Ms. Soranno Keating holds a Bachelor of Science degree in Business Administration from Lehigh University. She brings to the Board wide-ranging experience in both executive and board roles across a broad spectrum of payments and related businesses.

Board Profile

Age	Gender	Race/Ethnicity

Director Selection Process

The Board periodically reviews and assesses its composition and takes into consideration factors that impact Board performance and refreshment. The Nominating Committee works with the Board to determine periodically, as appropriate, the desired Board qualifications, expertise and characteristics, and recommends candidates to the Board based on these criteria. In identifying director candidates, the Nominating Committee accepts recommendations from current or former directors, search firms retained by the Nominating Committee to assist in identifying and evaluating potential candidates, stockholders, Company executives and by self-nomination. In evaluating director candidates, regardless of the source of recommendation, the Nominating Committee generally considers factors such as business experience, high ethical standards and integrity, skills, understanding of CPI’s business environment, willingness to devote adequate time to Board duties, and commitments from serving on other boards. The Company’s Corporate Governance Guidelines also provide that the Nominating Committee shall work with the Board to determine eligibility to serve as a director of CPI, which includes weighing the aforementioned factors and evaluating each individual in the context of the membership of the Board as a group, with the objective of having a group that can best perpetuate the success of CPI’s business and represent stockholder interests through the exercise of sound judgment using the Board’s diversity of background and experience in various areas. The Board does not have a specific policy on diversity, but the Company’s Corporate Governance Guidelines provide that, with respect to Board diversity, the Nominating Committee may consider such factors as differences in professional background, education, skill and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board.

The Nominating Committee periodically retains a third-party executive search firm to assist in the identification and evaluation of director candidates.

In determining whether to recommend a director for re-election, the Nominating Committee considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board (including Board committees) and the Company, the director’s adherence to standards of high character and integrity, as well as other qualifications and characteristics set forth in the Nominating Committee charter.

Recommendation of Directors by Stockholders

In accordance with its charter, the Nominating Committee will consider any candidate for election as a director of the Company recommended by any CPI stockholder, provided that the recommending stockholder follows the procedures set forth in Section 2.10(a) of the Company’s By-Laws for nominations by stockholders of persons to serve as directors (except for directors nominated by Parallel49 or the Tricor Family Office, each as defined and described in the paragraph immediately below). The Nominating Committee evaluates director candidates recommended by CPI stockholders (except for Parallel49) in the same manner by which it evaluates other director candidates considered by the Nominating Committee, as described above.

Parallel49 Equity, ULC, through management of Tricor Pacific Capital Partners (Fund IV), LP and Tricor Pacific Capital Partners (Fund IV) US, LP (collectively, “Parallel49”), and Tricor Pacific Capital Inc. (the “Tricor Family Office”) have the right to designate nominees for election to our Board of Directors based on their percentage ownership of our Common Stock. We are party to separate director nomination agreements with each of Parallel49 (the “Parallel49 Director Nomination Agreement”) and the Tricor Family Office (the “Tricor Family Office Director Nomination Agreement”, and together with the Parallel49 Director Nomination Agreement, the “Director Nomination Agreements”). The Parallel49 Director Nomination Agreement provides Parallel49 with the right to designate nominees for election to our Board for so long as Parallel49 collectively beneficially owns 5% or more of the total number of shares of Common Stock then outstanding. The Tricor Family Office Director Nomination Agreement provides the Tricor Family Office the right to nominate individuals for election to our Board for so long as the Tricor Family Office beneficially owns 10% or more of the total number of shares of our Common Stock then outstanding. The number of nominees that Parallel49 is entitled to designate under the Parallel49 Director Nomination Agreement bears the same proportion to the total number of members of our Board as the number of shares of Common Stock beneficially owned by Parallel49 bears to the total number of shares of Common Stock outstanding, rounded up to the nearest whole number. The number of directors that the Tricor Family Office is entitled to nominate under the Tricor Family Office Director Nomination Agreement is based on the percentage of the outstanding Common Stock over which the Tricor Family Office and Parallel49 collectively have direct voting control in relation to the total number of directors then serving on our Board, limited by the greater of the number of directors that Parallel49 is then entitled to nominate or have serving on our Board pursuant to the Parallel49 Director Nomination Rights Agreement. Pursuant to the Director Nomination Agreements, the Company agrees to ensure or use its best efforts to ensure that director nominees of Parallel49 and the Tricor Family Office are included in the Board’s slate of nominees submitted to the stockholders for election at each annual meeting. Thus, the Nominating Committee would not evaluate director candidates nominated by Parallel49 or the Tricor Family Office and make a determination regarding their suitability for nomination in the manner described above. The Nominating Committee reviews the qualifications of director candidates nominated by Parallel49 and the Tricor Family Office, including, at minimum, a background check, a written questionnaire, and other biographical information, to assess the director candidates’ suitability for submission to the stockholders for election to the Board. Refer to “Certain Relationships and Related Party Transactions – Director Nomination Agreements” for a description of Parallel49’s and the Tricor Family Office’s right to designate nominees.

Pursuant to Section 2.10(a) of the By-Laws, nominations of persons for election to the Board at a meeting of stockholders may be made by any stockholder of the Company entitled to vote for the election of directors at such meeting who sends a timely notice in writing to our Corporate Secretary. To be timely, a stockholder’s notice must be delivered to our Corporate Secretary at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the annual meeting is more than 30 days prior to or after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is made by the Company. As set forth in the By-Laws, a stockholder’s notice is required to contain certain prescribed information.

Recommendations or notices relating to director nominations should be sent to CPI Card Group Inc., 10368 West Centennial Road, Littleton, Colorado 80127; Attention: Darren Dragovich, Chief Legal and Compliance Officer and Corporate Secretary.

Independence of Directors

The Company’s Corporate Governance Guidelines provide that a majority of the members of the Board, and each member of the Audit Committee of the Board (the “Audit Committee”), the Compensation Committee of the Board (the “Compensation Committee”) and Nominating Committee, must meet the criteria for independence set forth under applicable law and the rules and standards of any applicable national securities exchange or inter-dealer quotation system (the “Market Rules”). No director qualifies as independent unless the Board determines that the director has no relationship with the Company which would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. These independence guidelines are part of our Corporate Governance Guidelines, available on our website at investor.cpicardgroup.com. The Board considers all relevant facts and circumstances of which it is aware in making an independence determination with respect to any director.

The Board has made independence determinations with respect to each of our directors. Based on the Market Rules, the Board has affirmatively determined that each of Mses. Soranno Keating and Oleson, and Messrs. Furey, Mallela, Peters, Riley, and Sheinbaum are independent within the meaning of the Market Rules. Additionally, the Board considered affiliations with the Tricor Family Office when reviewing Ms. Oleson’s independence determination. Mr. Lowe was not deemed independent due to his service as the Company’s President and CEO.

Board’s Role in Risk Oversight

Risk assessment and oversight are an integral part of our governance and management processes. The Board is responsible for overseeing the development and execution of the Company’s strategic plans and for understanding the associated risks and actions that management is taking to manage and mitigate those risks. Our enterprise risk management process is designed to facilitate the identification, assessment and management of certain key risks that the Company may encounter and which may impact our ability to achieve our strategic objectives. This process includes reviewing for potential short-term risks (monitoring monthly or quarterly) and long-term risks (monitoring annually or longer), and in addition to relying on senior management, also utilizes an internal audit team to help identify and monitor risks and to periodically assess and update the Company’s risk management framework. Members of senior management, including the Chief Executive Officer, Chief Financial Officer and Chief Legal and Compliance Officer, comprise the Enterprise Risk Management Committee and meet regularly to review, rank, assess and prepare mitigation plans for various risks to the Company, including but not limited to: economic and political, market and competitive, financial, operational, technological (including cybersecurity and artificial intelligence), regulatory and compliance, and employment risks. These results of the reviews, assessments and recommendations are reported to the Audit Committee at least bi-annually. The Company also utilizes other risk management techniques such as working with outside advisors to conduct mock identification and response exercises for training purposes and reports significant findings to the Board.

The Chief Executive Officer and other senior management, including the Chief Financial Officer and Chief Legal and Compliance Officer (each of whom report directly to the Chief Executive Officer), may review specific risks with the Board throughout the year, as necessary and appropriate, including as a result of the Chair or the Board requesting more frequent updates or information about specific risks. In reviewing specific risks with the Board, senior management may incorporate reports and presentations from outside advisors and consultants designed to advise with respect to future threats and trends and risk identification, management, and mitigation actions, strategies and processes, as well as to discuss with, and obtain input from, the Board.

Pursuant to its charter, the Audit Committee is responsible for assisting the Board with its oversight of the Company’s policies with respect to risk assessment and risk management and discussing with management the major risk exposures facing the Company, including but not limited to financial, privacy, and security risks, and the steps the Company has taken to monitor and mitigate, where possible, such exposures. No less than annually, the Company’s Chief Executive Officer, Chief Financial Officer, Chief Legal and Compliance Officer, Chief Technology Officer, Chief Accounting Officer and Internal Audit Director, among other select members of the Company’s management, as appropriate, present to the Audit Committee a description of management’s view of the most significant risks facing the Company and participate in discussions with the Audit Committee regarding those risks and any mitigating factors, plans or policies in place to address and monitor such risks. Additionally, the Chief Technology Officer and Chief Legal and Compliance Officer, along with other internal personnel, have primary responsibility for assessing and managing material cybersecurity risks and comprise a management committee that reviews issues and initiatives related to data security and privacy. The committee meets at least quarterly to identify security risks and assess the status of security programs or enhancements and regularly reports findings and recommendations to the Audit Committee on security incidents, policies and procedures, security service requirements and risk mitigation strategies.

While the Audit Committee is charged with primary oversight of risk, the Board and the Board committees oversee risks associated with their principal areas of focus, as summarized below. The committee chairs regularly report to the full Board regarding their risk oversight activities, and the Board regularly reviews and discusses the most significant risks facing the Company and management’s process for identifying, prioritizing and responding to those risks. Depending on the immediacy of the identified risk, the Board may take additional oversight steps, including meeting more frequently to receive updates from management and engaging outside advisors for advice regarding mitigation or remediation of such risks.

Board/Committee Areas of Risk Oversight and Actions

Full Board
●
Evaluates reports received from management and makes inquiries of management as appropriate
●
Reviews with management material strategic, operational, financial, human capital, cybersecurity, compensation and compliance risks
●
Considers specific risk topics in connection with strategic planning and other matters
●
Manages risk oversight and related activities conducted by Board committees through reports of the committee chairs to the Board

Audit Committee
●
Assesses periodic management reports on the enterprise risk management process and risks identified through that process
●
Discusses with management the Company’s specific processes for assessing and managing risks, including identifying the Company’s major financial and other enterprise risk exposures and the steps necessary to monitor and control such exposures
●
Assesses periodic management reports on financial and compliance risks, including privacy and data security
●
Oversees the process for receipt, retention, and treatment of reports of suspected violations of the Code of Business Conduct and Ethics, allegations of misconduct by executive officers, fraud or other critical matters and reports periodically to the Board with respect to such reports
●
Meets at least quarterly with the Company’s Chief Legal and Compliance Officer regarding the Company’s ethics and compliance processes and practices
●
Meets periodically with senior management and our independent auditor, KPMG, to review and discuss the external audit plan as well as critical audit matters, among other things, and reports on such meetings to the Board
●
Reviews and approves in advance the scope and the fees of non-audit services of our independent auditors
●
Receives regular updates from the Company’s Director of Internal Audit and approves the Company’s internal audit plan
●
Receives regular updates and periodic assessment reports from the Company’s Chief Technology Officer regarding information security matters, including cybersecurity

Compensation Committee
●
Oversees the review and evaluation of the risks associated with our compensation policies and practices
●
Reviews the Company’s strategies and policies related to human capital management, including with respect to matters such as employee engagement and talent development

Nominating Committee
●
Oversees the review and evaluation of the risks associated with our governance structure, policies and processes
●
Oversees the Company’s environmental, social and governance efforts, risks, progress and disclosures
●
Reviews, approves and recommends to the Board updates, as necessary, to our organizational documents, Corporate Governance Guidelines and other governance related policies

Corporate Governance

The Board has approved Corporate Governance Guidelines and a Code of Business Conduct and Ethics, as well as a Code of Conduct for Financial Officers that is applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. Our corporate governance documents, including the Corporate Governance Guidelines, the Code of Business Conduct and Ethics, the Code of Conduct for Financial Officers and committee charters, are available on our website at investor.cpicardgroup.com or in printed form upon request by contacting CPI Card Group Inc. at 10368 West Centennial Road, Littleton, Colorado 80127, Attention: Investor Relations. The Board regularly reviews corporate governance developments and modifies these documents as warranted. Any modifications will be reflected on our website. The information on our website is not part of this proxy statement and is not deemed to be incorporated by reference herein.

Other Board Information

Leadership Structure of the Board

Sandy Riley serves as Chair of the Board, and John Lowe serves as our Chief Executive Officer (“CEO”). Our Board has decided to maintain separate Chair and CEO roles to allow our CEO to focus on the development and execution of our business strategy, while allowing the Chair to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort and energy that the CEO is required to devote to his position, as well as the commitment required to serve as our Chair. While our By-Laws and Corporate Governance Guidelines do not require that our Chair and CEO positions be separate, the Board believes that having separate positions and having an independent director serve as Chair is the appropriate leadership structure for us at this time.

Board Meetings

In fiscal year 2025, our Board held fourteen meetings. In addition to our Board meetings, our directors attend meetings of committees established by our Board on which they serve. Each of CPI’s directors attended at least 75% of the meetings of our Board and the committees on which he or she served during 2025 that were held when he or she was a director. Each of our directors is expected to attend each meeting of the Board and is strongly encouraged to attend each annual stockholder meeting, as provided in our Corporate Governance Guidelines. The eight directors that were then serving on the Board attended the 2025 annual meeting of stockholders.

Meetings of Non-Employee Directors

In accordance with our Corporate Governance Guidelines, our non-employee directors meet regularly in executive sessions of the Board without management present. Sandy Riley, our Chair of the Board, presides over these executive sessions. In the event that Mr. Riley is not available to lead these meetings, the presiding director is chosen by the non-employee directors in attendance.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. The Nominating Committee, in conjunction with the Board, regularly evaluates committee composition to enhance the overall governance function of the Board of Directors and to address succession planning needs. The following chart sets forth the directors who currently serve as members of each of the Board committees as of the date of this proxy statement.

	Audit	Compensation	Nominating
Directors	Committee	Committee	Committee
Thomas Furey	X	X
John Lowe
Ravi Mallela	X
Lisa Oleson			X
Nicholas Peters		C	X
H. Sanford Riley*
Marc Sheinbaum	C	X	X
Valerie Soranno Keating	X	X	C

*        Chair of the Board

“C”    Denotes member and chair of committee

“X”    Denotes member

Audit Committee

The Audit Committee held ten meetings in 2025. The Board has determined that all of the members of the Audit Committee meet the independence criteria for purposes of serving on an audit committee under the applicable rules of The Nasdaq Stock Market (“Nasdaq”) and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, our Board has determined that Mr. Sheinbaum qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at investor.cpicardgroup.com or in printed form upon request. Refer to “Audit Committee Report” for a summary description of the Audit Committee’s functions and responsibilities.

Compensation Committee

The Compensation Committee held eight meetings in 2025. The Board has determined that all of the members of the Compensation Committee are independent as defined in Nasdaq rules. The Compensation Committee has overall responsibility for approving and evaluating the Company’s director and executive officer compensation plans, policies and programs and reviewing the disclosure of such plans, policies and programs to our stockholders in the Company’s annual proxy statement. The Compensation Committee utilizes an independent compensation consultant to assist it in its duties, and it may delegate certain of its authority to a subcommittee of the Compensation Committee, the CEO or another executive officer, including with respect to matters relating to the compensation of the Company’s employees other than the Company’s CEO and executive officers. The Compensation Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at investor.cpicardgroup.com or in printed form upon request.

In consultation with the Company’s management, the Compensation Committee approves the Company’s executive compensation philosophy and oversees and monitors the Company’s executive compensation policies, plans and programs for the executive officers to assess whether they are consistent with the Company’s compensation philosophy and objectives, as well as the long-term interests of the Company’s stockholders. The Compensation Committee also evaluates and makes recommendations to the Board regarding the adequacy and effectiveness of non-employee director compensation. Our human resources executives and staff support the Compensation Committee in its work. These members of management work with compensation consultants (whose engagements have been approved by the Compensation Committee), accountants and legal counsel, as necessary, to implement the Compensation Committee’s decisions, monitor evolving competitive practices and make compensation recommendations to the Compensation Committee. Our human resources management, in conjunction with our independent compensation consultant, develops specific compensation recommendations for executive officers, which are first reviewed by senior management and then presented to the Compensation Committee. The Compensation Committee has final authority to approve, modify or reject such recommendations in its sole discretion and to make its decisions in executive session. The Compensation Committee approves all compensation of our executive officers, including equity awards.

Since 2018, the Compensation Committee has engaged Willis Towers Watson (“WTW”) as its independent compensation consultant. WTW reports directly to the Compensation Committee, including with respect to management’s recommendations of compensation programs and awards. The Compensation Committee has the sole authority to approve the scope and terms of the engagement of WTW and to terminate such engagement. WTW assisted the Compensation Committee with the development of competitive market data, compensation program design and related assessments of the Company’s executive and director compensation levels, evaluation of annual and long-term incentive compensation strategy and compilation and review of total compensation data for the Company’s NEOs (as defined in “Executive Compensation”).

The Compensation Committee has reviewed the independence of WTW in light of SEC rules regarding compensation consultants and has concluded that WTW’s work for the Compensation Committee does not raise any conflict of interest.

Nominating and Corporate Governance Committee

The Nominating Committee held six meetings in 2025. The Board has determined that all of the members of the Nominating Committee are independent as defined in Nasdaq rules.

The Nominating Committee is responsible for, among other things: (i) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (ii) recommending director nominees to the Board for election at the next annual meeting of the stockholders of the Company; (iii) in the event of a vacancy on or an increase in the size of the Board, recommending director nominees to the Board to fill such vacancy or newly established Board seat; (iv) recommending directors to the Board for membership on each committee of the Board; (v) establishing and reviewing annually our Corporate Governance Guidelines and Code of Business Conduct and Ethics; and (vi) overseeing the Company’s environmental, social and governance efforts, progress and disclosures. The Nominating Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at investor.cpicardgroup.com or in printed form upon request.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has in the past served as an officer or employee of the Company. None of the members of our Compensation Committee has any relationship requiring disclosure as a related party transaction. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Communications to the Board

Stockholders and interested parties can contact the Board or any director or group of directors (including the Chair of the Board or the independent directors) through written communication sent to InvestorRelations@cpicardgroup.com, Attention: Darren Dragovich, Chief Legal and Compliance Officer and Corporate Secretary. Our Corporate Secretary reviews all written communications and forwards to the Board copies of any such correspondence that is directed to the Board that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Board committees or that he otherwise determines requires the Board’s or any Board committee’s attention. Concerns relating to accounting, internal accounting controls or auditing matters are immediately brought to the attention of our Audit Committee Chair, or may be submitted to the Audit Committee Chair in accordance with our Whistleblower Policy (available on our website at investor.cpicardgroup.com), and such concerns will be handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which stockholders may communicate with the Board. Any such changes will be reflected in our Corporate Governance Guidelines, which are posted on our website at investor.cpicardgroup.com.

Director Compensation

The components of the non-employee director compensation program design remained unchanged in 2025 from 2024 and consisted of a mix of cash retainers and equity awards in the form of stock-settled restricted stock units (“RSUs”), which are scheduled to vest on the first anniversary of the grant date. While the design of the non-employee director compensation program remained unchanged, the values of the program’s components were modified. After considering the recommendations of WTW based on its review of market data, the annual cash retainer was decreased by $10,000 to $90,000 and the value of annual equity award was increased by $25,000 to $125,000. All cash fees are paid to directors on a quarterly basis unless otherwise indicated and are prorated for any partial service periods. The following table sets forth our compensation program for our non-employee directors in 2025. Employees of the Company do not receive any additional compensation for their service on the Board and, accordingly, Mr. Lowe did not receive compensation as a director during 2025. Please see the “2025 Summary Compensation Table” for the compensation received by Mr. Lowe with respect to 2025.

Compensation Element	Value
Annual Cash Retainer	$90,000
Annual Equity Award	$125,000
Chairman of the Board Annual Cash Fee	$50,000
Committee Chair Annual Cash Fee	$15,000
Committee Member Annual Cash Fee	$7,500

2025 Director Compensation

The following table summarizes the annual compensation that our non-employee directors received with respect to 2025.

	Fees
	Earned	Stock
	Or Paid	Awards
Name	In Cash	(1) (2)	Total
Thomas Furey	$105,000	$124,053	$229,053
Ravi Mallela	$97,500	$124,053	$221,553
Lisa Oleson	$97,500	$124,053	$221,553
Nicholas Peters	$112,500	$124,053	$236,553
H. Sanford Riley	$140,000	$124,053	$264,053
Marc Sheinbaum	$120,000	$124,053	$244,053
Valerie Soranno Keating	$120,000	$124,053	$244,053

(1)	The amounts reported in this column represent the grant date fair value of the RSU awards granted to each non-employee director during 2025, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB Topic 718”) based on the closing stock price on the date of grant. The number of RSUs awarded were determined with reference to the average closing price of our Common Stock for the month in which the date of grant occurred. Each of the non-employee directors received RSUs granted on a quarterly basis with each RSU awarded scheduled to vest one year from the date of grant. See Note 16 of the Company’s audited consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2025 for a discussion of the relevant assumptions used in calculating these amounts. Each of the non-employee directors had the following number of outstanding RSUs and no other equity awards outstanding as of December 31, 2025: Mr. Furey, 6,739 RSUs; Mr. Mallela, 6,739 RSUs; Ms. Oleson, 6,739 RSUs; Mr. Peters, 6,739 RSUs; Mr. Riley, 6,739 RSUs; Mr. Sheinbaum, 6,739 RSUs; and Ms. Soranno Keating, 6,739 RSUs.

(2)	Effective January 1, 2024 non-employee directors could elect to defer settlement of the RSU awards until a separation from service. If so elected, the awards become Deferred Stock Units (“DSUs”) upon vest until separation of service at which time they are settled in shares of Common Stock equal to the number of DSUs.

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth, as of March 24, 2026 (except as indicated below), beneficial ownership, as defined by SEC rules, of our Common Stock. Each of the persons listed below has sole voting and investment power with respect to the beneficially owned shares listed unless otherwise indicated. For purposes of the following table, beneficial ownership is determined in accordance with Exchange Act Rule 13d-3. In calculating the percentage ownership for each shareholder, we assumed that any options owned by an individual exercisable within 60 days of the date of this proxy statement are exercised, but the options owned by any other individual are not exercised. The percentage calculations set forth in the table are based on 11,458,988 shares of Common Stock outstanding on March 24, 2026 rather than based on the percentages set forth in stockholders’ Schedules 13G or 13D, as applicable, filed with the SEC.

	Number of
	Shares of	Percentage of
	Common	Common
	Stock	Stock
	Owned	Owned
	Beneficially	Beneficially
5% Beneficial Owners:
Tricor Pacific Capital Partners (Fund IV), Limited Partnership(1)	1,690,238	14.8%
Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership(1)	997,683	8.7%
Tricor Pacific Capital Inc.(2)	2,176,056	19.0%

Named Executive Officers and Directors:
Thomas Furey(3)	18,977	*
John Lowe(4)	154,140	1.3%
Ravi Mallela(3)	12,478	*
Lisa Oleson(5)	5,452	*
Nicholas Peters(3)	48,977	*
H. Sanford Riley(3)	257,786	2.2%
Marc Sheinbaum(3)	22,856	*
Valerie Soranno Keating(3)	37,774	*
Jeffrey Hochstadt(6)	34,782	*
Toni Thompson(7)	13,471	*
Total Current Executive Officers and Directors as a Group (16 individuals)(8)	667,739	5.8%

*	Less than 1%
(1)	Based on a Schedule 13G/A filed by Parallel49 on January 14, 2026. Each of Tricor Pacific Capital Partners (Fund IV), LP and Tricor Pacific Capital Partners (Fund IV) US, LP is managed by Parallel49 Equity, ULC, as the general partner. An investment committee of Tricor Pacific Capital Partners (Fund IV), LP and Tricor Pacific Capital Partners (Fund IV) US, LP has the power to vote or dispose of the shares held by such entities. The investment committee is comprised of Bradley Seaman, David Rowntree, J. Trevor Johnstone and Roderick Senft. The address of Parallel49 is c/o Parallel49 Equity, 225 East Deerpath Road, Suite 200, Lake Forest, IL 60045.

(2)	Based on a Schedule 13D filed jointly by the Tricor Family Office and Tricor PMT25 Holdings Inc. on December 18, 2025. Tricor PMT25 Holdings Inc. is a wholly-owned subsidiary of, and controlled by, the Tricor Family Office. The Tricor Family Office holds, directly and indirectly, a portfolio of investments (including without limitation the shares of our Common Stock owned by the Tricor Family Office) on behalf of Roderick R. Senft and two trusts for the benefit of him and his family members. All voting and investment decisions relating to the shares of our Common Stock owned by the Tricor Family Office are made by or at the direction of the Tricor Family Office's board of directors, which consists of Mr. Senft and five other members. Mr. Senft disclaims beneficial ownership of the shares of our Common Stock owned by the Tricor Family Office. The address of the Tricor Family Office and Tricor PMT25 Holdings Inc. is 401 West Georgia St, Suite 1858, Vancouver, BC, Canada V6B 5A1.

(3)	Includes 4,348 DSUs and 1,072 RSUs.

(4)	Includes 87,580 Options and 11,262 RSUs.

(5)	Includes 1,072 RSUs.

(6)	Includes 7,371 Options and 2,730 RSUs.

(7)	Includes 4,408 Options and 1,350 RSUs.

(8)	Includes 109,547 Options, 26,088 DSUs and 25,433 RSUs.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act requires directors, certain officers and all persons who beneficially own more than 10% of our Common Stock to file reports with the SEC with respect to beneficial ownership of and transactions in our securities. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

Based solely upon our review of the copies of the filings that we received with respect to the fiscal year that ended December 31, 2025, and related written representations from certain reporting persons, we believe such filing requirements were timely satisfied except for two reports relating to two transactions, one filed by our affiliated stockholder Parallel49 on Form 4 and one filed by the Tricor Family Office on Form 3, that were filed subsequent to their due date.

EXECUTIVE OFFICERS

Management Transitions

In the first quarter of 2026, the Company announced changes to its senior leadership. Jeffrey Hochstadt, former Chief Financial Officer, ceased serving as Chief Financial Officer effective as of February 13, 2026 and will continue serving the Company through June 30, 2026 as an employee in an advisory capacity to assist the Company in the transition of the Chief Financial Officer role. Concurrently, Terra Grantham was appointed as Interim Chief Financial Officer in addition to her role as Senior Vice President, Enterprise Strategy and Growth.  Additionally, in February 2026, Peggy O’Leary was promoted to Chief Commercial Officer, Toni Thompson was promoted to Chief Operating Officer, Rob Dixon was promoted to Chief Digital Officer, and Ernesto Boada was named Chief Technology Officer.

The following table sets forth certain information concerning each of our executive officers, including certain officers who are considered “Named Executive Officers” for purposes of this proxy statement:

Name	Age	Current Position
John Lowe	49	President, Chief Executive Officer and Director
Donna Abbey Carmignani	50	Chief Accounting Officer and Controller
Ernesto Boada	54	Chief Technology Officer
Rob Dixon	43	Chief Digital Officer
Darren Dragovich	53	Chief Legal and Compliance Officer and Corporate Secretary
Terra Grantham	55	Interim Chief Financial Officer
Peggy O'Leary	50	Chief Commercial Officer
Toni Thompson	64	Chief Operating Officer
Sonya Vollmer	52	Chief Human Resources Officer

John Lowe. See “Directors and Corporate Governance” for Mr. Lowe’s biographical information.

Donna Abbey Carmignani has served as our Controller and Chief Accounting Officer since March 2022. Prior to joining the Company, Ms. Abbey provided financial and accounting consulting services to clients in various industries from January 2020 to March 2022. Prior to that, Ms. Abbey held roles of increasing responsibility at The Western Union Company (“Western Union”) (NYSE:WU), a multinational financial services company, from October 2010 to September 2018, including Vice President of Financial Reporting, Governance & Consolidations and Chief of Staff to the Chief Executive Officer. Prior to joining Western Union, Ms. Abbey worked in the audit practice of KPMG, a multinational professional services and accounting firm, from January 2003 to September 2010. Ms. Abbey holds a Bachelor of Science degree in Business Administration from Colorado State University and is a Certified Public Accountant in the State of Colorado.

Ernesto Boada was appointed Chief Technology Officer in February 2026 after joining the Company as Chief Information Officer in October 2024. Previously, Mr. Boada served as Co-Founder and Chief Technology Officer of Sunny Day Fund Solutions Inc., a financial services company specializing in employee savings programs from September 2023 to October 2024, directing the product and technology organizations while driving the modernization of the fintech platform. He served as Senior Vice President of Business Technology and Interim Chief Information Officer at Workday (NASDAQ:WDAY), a software company focused on human capital management, from September 2021 to September 2023 and Chief Technology Officer at Western Union from January 2018 to September 2021. During his career, he has held various leadership responsibilities at Visa, Intuit and Accenture and previously served on the board of directors for Sunny Day Fund and the Western Union Foundation. He currently serves on the board of directors for Coink. Mr. Boada holds a Bachelor of Science degree in Engineering from the Universidad de los Andes Bogotá, Colombia, and a Master of Business Administration degree from George Washington University.

Rob Dixon was appointed Chief Digital Officer in February 2026.  Prior to that, Mr. Dixon served as Senior Vice President, Digital and Business Development, since 2024, and as Vice President, Digital and Business Development, from 2022 to 2024.  Mr. Dixon served as Director, Product Management and Business Development, from 2019 to 2022.  Prior to 2019, Mr. Dixon served in product management roles after joining the Company in 2016.  Before joining the Company, Mr. Dixon held various leadership roles in product, portfolio management, and strategy for several companies including NCR Corporation, Fiserv, and TSYS.  Mr. Dixon holds a Bachelor of Arts degree in Economics and Business Administration from Ohio University.

Darren Dragovich was appointed Chief Legal and Compliance Officer and Corporate Secretary in October 2024. Prior to joining the Company, Mr. Dragovich held roles of increasing responsibility at Western Union from June 2003 to October 2024, including most recently serving as Deputy General Counsel from November 2021 to October 2024 and Corporate Secretary from February 2023 to October 2024. Prior to joining Western Union, Mr. Dragovich worked in private practice with the firm Hogan & Hartson LLP (now known as Hogan Lovells) specializing in corporate transactional and securities law. Mr. Dragovich holds a Bachelor of Arts degree in Economics and Master of Arts degree in Organizational Behavior from Stanford University and a Juris Doctor from the University of Virginia School of Law.

Terra Grantham was appointed Interim Chief Financial Officer in February 2026.  Ms. Grantham has also served as Senior Vice President, Enterprise Strategy and Growth since October 2025. Prior to that, Ms. Grantham served as Senior Vice President, Financial Planning and Analysis and Strategy where she also had responsibility for Treasury, since 2022, and as Vice President, Strategy and ESG from 2021 to 2022. Prior to 2021, Ms. Grantham served in increasingly senior roles in the Company’s finance, transformation, and strategy organizations. Before joining the Company in 2017, Ms. Grantham served in various roles at Western Union and Unilever, and has over 25 years of experience in senior roles in finance, strategy, and product development.  Ms. Grantham received her Bachelor's degree in Economics from Grinnell College and a Master of Business Administration from the University of Michigan at Ann Arbor.

Margaret “Peggy” O’Leary was promoted to Chief Commercial Officer in February 2026 after serving as EVP Prepaid Solutions, Chief Digital and Development Officer since August 2024. She previously served as the Company’s SVP Prepaid Solutions, Chief Development and Digital Officer from January 2024 to August 2024, SVP Prepaid Solutions from December 2022 to January 2024, and VP of Sales for Personalization, Prepaid and Instant Issuance from January 2020 to December 2022. Ms. O’Leary joined CPI in April 2017 as Director of Sales and Client Services for Prepaid Solutions. Prior to joining the Company, Ms. O’Leary served as the Vice President Business Development for Jingit, a payments platform to drive consumer loyalty and engagement, since 2012. Prior to 2012, Ms. O’Leary held a variety of positions with increasing responsibilities including sales management, channel management, sales and client services at companies such as InteliSpend, Maritz, and Hallmark. Ms. O'Leary currently serves on the board of Gift Card Co Pty Ltd, doing business as “Karta.” Ms. O’Leary is a graduate of Hamline University and holds a Bachelor of Arts degree in Psychology.

Toni Thompson was promoted to Chief Operating Officer in February 2026 after serving as EVP Debit and Credit Solutions since August 2024. She joined the Company in August 2023 as SVP of Operations Debit and Credit. Prior to joining the Company, Ms. Thompson worked at RR Donnelley (NYSE:RRD), a leading global provider of multichannel business communications services and marketing solutions from 1999 to 2022, where she served in various executive positions, including as President of Retail Solutions from September 2016 to August 2023 and as SVP Solution Development from June 2013 to September 2016. Throughout her career, Ms. Thompson has held varied executive roles including operations management, business development and IT. Prior to joining RR Donnelley, she held IT leadership roles at Bekins Van Lines and Quick Response Services. Ms. Thompson holds a Bachelor of Arts degree in Business Administration from DePaul University.

Sonya Vollmer has served as our Chief Human Resources Officer since January 2022. Ms. Vollmer joined the Company in February 2021 as Director of Total Rewards and assumed the role of interim Chief Human Resources Officer in August 2021. Prior to joining the Company, Ms. Vollmer held positions of increasing responsibility at Charter Manufacturing Company, a metals manufacturing business, from February 2013 to February 2021, most recently serving as Director of Total Rewards. Prior to 2013, Ms. Vollmer held human resources leadership roles at Rockwell Automation, Teleflex, Inc. and Abbott Laboratories. She also served in consulting roles with Hewitt Associates (now Aon), and her own consulting firm. Ms. Vollmer holds a Bachelor of Arts degree in Economics from the University of Wisconsin-Parkside, and a Master of Business Administration degree from the University of Wisconsin-Milwaukee.

EXECUTIVE COMPENSATION

The following narrative describes our executive compensation program and the decisions of the Compensation Committee regarding the fiscal year 2025 compensation of our named executive officers (“NEOs”) each of whom served as an executive officer during the 2025 fiscal year. The Company qualifies as a “smaller reporting company” in accordance with Rule 12b-2 of the Exchange Act. For as long as we are a smaller reporting company, we are not required to include a Compensation Discussion and Analysis section in this proxy statement and have elected to comply with the scaled-down executive compensation disclosure requirements.

2025 NEOs

For fiscal year 2025, our NEOs were:

John Lowe	President, Chief Executive Officer and Director
Jeffrey Hochstadt(1)	Former Chief Financial Officer
Toni Thompson	Chief Operating Officer

(1)	On February 13, 2026, the Company and Mr. Hochstadt agreed that he would cease serving as Chief Financial Officer effective immediately. Mr. Hochstadt will continue serving the Company through June 30, 2026 as an employee in an advisory capacity to assist the Company in the transition of the Chief Financial Officer role. Upon his June 30, 2026 departure, Mr. Hochstadt will be eligible to receive severance payments and benefits under the Company’s existing U.S. Severance and Change in Control Guidelines (the “Executive Severance Guidelines”), which are described below in “Executive Severance Guidelines”.

2025 Business Overview

Business Highlights

In 2025 we delivered solid sales growth, led by strong growth in our Debit and Credit segment, including contributions from the acquisition of Arroweye Solutions Inc. in May. Certain highlights of our business performance included:

●	Total Net Sales(1) of $543.5 million, up 13% year-over year;
●	Net Income of $15.0 million, down 23% year-over-year; and
●	Adjusted EBITDA(2) of $96.5 million, up 5% year-over-year.

2025 performance ($ in millions)

(1)	The term Total Revenue, as defined in the STIP (as defined below), is consistent with “Total Net Sales,” as included in the Company’s consolidated financial statements.
(2)	Adjusted EBITDA is not a measurement of financial performance prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). See Annex A hereto for a reconciliation to Net Income, the most directly comparable GAAP financial measure.

Revenue for the Company in 2025 reflected strong performance from the Debit and Credit business, driven by the addition of Arroweye and higher sales of the Company’s contactless cards and instant issuance solutions.  Prepaid sales declined compared to a very strong year in 2024, which included large sales of more complex, higher-value packaging solutions. Net income declined in 2025, impacted by acquisition and integration costs associated with the Arroweye transaction, while Adjusted EBITDA increased, driven by sales growth. The Company significantly increased cash provided by operating activities and Free Cash Flow in 2025 and advanced numerous business and strategic initiatives, including completion of a new state-of-the-art secure card production facility in Indiana and entry into the closed loop prepaid market. We believe we have a strong strategic plan to help our customers win and drive our future growth, supported by three primary growth pillars that underpin our value proposition. These pillars include our proprietary technology platform with a vast reach into the U.S. payments ecosystem, our marketable base of deep and broad relationships across the U.S. payments market, and our proven track record of delivering evolving payment solutions. For further details, we encourage you to review the financial results set forth in our Form 10 K for the fiscal year ended December 31, 2025.

As described in this “Executive Compensation” section, we believe our executive compensation program focuses on performance-based compensation elements and provides alignment with the Company’s financial and strategic priorities as well as stockholder interests. We have structured our compensation design features to incentivize our NEOs and other executive officers to pursue performance that increases stockholder value by rewarding top-line growth, profitability and non-financial business imperatives, and we employ competitive compensation levels to drive the retention, performance and engagement of our executive team, including our NEOs. Further, our programs are designed to incentivize over-achievement of goals by awarding compensation consistent with above-market performance when the Company exceeds its performance goals.

Summary of Our 2025 Compensation Decisions

The principal components of our 2025 executive compensation program consisted of (i) base salary, (ii) short-term incentives delivered in the form of quarterly cash payments and (iii) long-term incentives delivered in the form of equity awards and cash-settled long-term awards. We believe these components provide the appropriate mix of compensation to recruit and retain top-level talent, motivate our executive team to achieve the Company’s near-term financial objectives, and align compensation with stockholder value, all of which incentivize our executive team to continue improving business performance. Part of this strategy involves utilizing a short-term incentive plan (“STIP”) that rewards short-term incentive goal achievement with cash payments, as well as a long-term incentive plan (“LTIP”) which utilizes the Company’s Amended and Restated Omnibus Incentive Plan ("Omnibus Incentive Plan”) to grant equity-based and cash-settled long-term awards. Executives (including NEOs) received grants of cash-settled long-term awards tied to a two-year performance period (“PCAs”) in addition to stock-settled RSUs.

Pursuant to the 2025 LTIP plan design, grants to executive officers, including NEOs, are comprised of RSUs weighted at 67% of the annual target and PCAs weighted at 33% of the annual target, which LTIP target weighting remained the same as 2024. RSUs vest in equal annual installments on the first, second, and third anniversaries of the grant date, respectively. PCAs have a performance period ending on December 31, 2026 and payment of these awards is tied to our total shareholder return (“TSR”) performance relative to the Russell 2000 TSR (“Relative TSR”) and our cumulative free cash flow (“Cumulative Free Cash Flow”) during each fiscal year in the performance period.

The Compensation Committee approves our NEOs’ total compensation (base salary, short-term incentives and long-term incentives).

● ● ● ● ●
Factors that Guided 2025 Compensation Decisions
●
Our executive compensation philosophy
●
Degree of achievement of key financial goals for 2025
●
Recommendations of our CEO (other than with respect to his own compensation)
●
Advice of the Compensation Committee’s independent compensation consultant
●
Market pay and governance best practices
●
Historical CPI compensation

2025 Compensation Program and Key Decisions

Base Salary

In December 2024 and February 2025, the Compensation Committee approved increases in base salaries in consideration of our NEOs’ performance, review of competitive market data and internal pay equity:

●
CEO: Mr. Lowe received a base salary increase of 4.0%, effective March 3, 2025.
●
Other NEOs: Mr. Hochstadt received an annual base salary increase of 4.0% and Ms. Thompson received an annual base salary increase of 2.0%, both effective March 3, 2025.

See “Elements of the 2025 Executive Compensation Program — Base Salary” for more information.

2025 Short-Term Incentive Plan (“2025 STIP”)

The 2025 STIP emphasized pay-for-performance and the achievement of critical near-term performance milestones. Under the 2025 STIP, the NEOs were eligible to earn quarterly cash bonus awards based on the achievement of pre-established financial goals (specifically the metrics were based on a weighting of 70% for Adjusted EBITDA and 30% for Net Sales). Each NEO’s individual incentive opportunity is determined by the Compensation Committee following a review of competitive market data and internal pay equity. Mr. Lowe’s STIP target increased by 4.0% over 2024, Mr. Hochstadt’s STIP target increased by 4.0% over 2024, and Ms. Thompson’s STIP target increased by 7.5% over 2024.

Based on the Company’s performance during 2025, the 2025 STIP payouts were 80% of target for the NEOs, which was due to achieving 99.8% of the Revenue target, translating to 98% Revenue payout, and achieving 96.2% of the Adjusted EBITDA target, translating to 72% Adjusted EBITDA payout.

See “Elements of the 2025 Executive Compensation Program — Short-Term Incentives” for more information.

2025 Long-Term Incentive Plan

Throughout 2025, the Compensation Committee granted RSUs quarterly under the Omnibus Incentive Plan to select employees of the Company, including the NEOs. The Compensation Committee granted PCAs that are based on achievement with respect to Relative TSR and Cumulative Free Cash Flow goals over a two-year performance period. These awards were determined in consideration of our NEOs’ performance and a review of competitive market data.

Based on the Company’s performance during the 2024–2025 performance period, the 2024 PCA payouts were 122% of target for the NEOs, which was due to a Relative TSR performance achievement in the 34th percentile and Cumulative Free Cash Flow achievement at 123% of target. The 2024 PCA were paid in March 2026, subject to the applicable NEO’s continued service through the payment date.

See “Elements of the 2025 Executive Compensation Program — Long-Term Incentives” for more information.

Executive Compensation Governance Highlights

The Compensation Committee reviews on an ongoing basis the Company’s executive compensation practices to evaluate whether they support the Company’s executive compensation philosophy and are aligned with stockholder interests. Our 2025 executive compensation practices include the following, each of which the Compensation Committee believes is supportive of our executive compensation philosophy and the interests of our stockholders:

What We Do	What We Don’t Do

✓

Deliver a significant portion of compensation through performance-based, at-risk pay

✓

Maintain a peer group for evaluating competitive market practices

✓

Set pre-established performance targets designed to be challenging

✓

Regularly review risks associated with compensation

✓

Consult with an independent consultant on compensation levels and practices

✓

Provide no executive perquisites

✓

Annual say-on-pay vote

X

Provide automatic, annual increases in executive salaries

X

Maintain uncapped executive incentive plans

X

Award single-trigger cash severance in connection with a change in control

X

Re-price stock options without the prior approval of our stockholders

X

Permit hedging or pledging of equity

X

Enter into supplemental executive retirement plans

X

Provide excise tax gross-ups on termination-related payments

2025 Say-on-Pay Vote

In its compensation review process, the Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders. As part of its review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 98% of the votes cast for the Company’s say-on-pay vote at our 2025 Annual Meeting of Stockholders. The Compensation Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to the 2025 say-on-pay vote.

Role of the Compensation Committee

In consultation with the CEO, the Compensation Committee establishes the general policies relating to senior management compensation and oversees the development and administration of such compensation programs. Our human resources executives and staff support the Compensation Committee in its work to implement the Compensation Committee’s decisions, monitor evolving competitive practices and make compensation recommendations to the Compensation Committee. Our human resources management, in conjunction with our independent compensation consultant, develops specific compensation recommendations for senior executives, which are first reviewed by senior management and then presented to the Compensation Committee. The Compensation Committee has final authority to approve, modify or reject these recommendations in its sole discretion. Members of management do not attend the portions of the Compensation Committee meetings relating to their own compensation, and the Compensation Committee regularly conducts executive sessions without management present. The Compensation Committee approves all compensation of our executive officers, including equity awards.

Role of the Independent Compensation Consultant

Since 2018, the Compensation Committee has engaged WTW as its independent compensation consultant. WTW is engaged by and reports directly to the Compensation Committee. The Compensation Committee has the sole authority to approve the scope and terms of the engagement of WTW and to terminate such engagement. In 2025, WTW assisted the Compensation Committee with the development of competitive market data, compensation program design and related assessments of the Company’s executive and director compensation levels, evaluation of short-term and long-term incentive compensation strategy, and compilation and review of total compensation data for the Company’s NEOs and provided ongoing evaluation of the compensation program.

The Compensation Committee has reviewed the independence of WTW in light of SEC rules regarding compensation consultants and has concluded that WTW is independent and its work for the Compensation Committee does not raise any conflict of interest.

Role of Market Data and the Peer Group

In order to gauge the competitiveness of our compensation program and to provide our NEOs with fair and market-competitive compensation, the Compensation Committee reviewed compensation practices and pay opportunities from general industry survey data as well as from a selection of publicly traded peer companies, as provided by WTW. The Company attempts to position itself to attract and retain qualified senior executives in the face of competitive pressures in its relevant labor markets, and we design our compensation practices with this goal in mind.

Specifically, in 2025, WTW analyzed information regarding the pay practices of a compensation peer group (as described below) to assist the Compensation Committee in determining pay for our CEO and Chief Financial Officer. In addition, the Company analyzed the pay practices of similarly sized general industry companies identified by WTW to assist the Compensation Committee in determining pay for our other executive officers. The compensation data resulting from this analysis was considered by the Compensation Committee in making 2025 executive compensation decisions.

The Compensation Committee reviewed and approved changes to our compensation peer group in 2025 to further align the peer group with the Company’s size and industry focus. The Compensation Committee approved the addition of Priority Technology Holdings, Inc. to our compensation peer group in 2025. The compensation peer group is comprised of companies that meet at least one of the following criteria:

●	Similar in size and complexity to CPI (primarily based on revenue and EBITDA);
●	In a similar or related technology-oriented industry; or
●	In competition with CPI for executive talent.

The following peer group was used to evaluate 2025 executive compensation decisions:

Executive Compensation Peer Group
Axcelis Technologies, Inc	FormFactor, Inc.	Repay Holdings Corporation
Badger Meter, Inc.	International Money Express, Inc.	Veeco Instruments, Inc.
CompoSecure, Inc.	MeridianLink, Inc.	Verra Mobility Corporation
CTS Corporation	Mirion Technologies, Inc.	Vishay Precision Group, Inc.
Ennis, Inc.	Priority Technology Holdings, Inc.
EVERTEC, Inc.	Qualys, Inc.

Elements of the 2025 Executive Compensation Program

Our 2025 executive compensation program consisted of fixed pay and variable pay, including cash and non-cash components. The chart below summarizes the various elements of our 2025 executive compensation program and the objective and key features of each element.

	Objective	Type of Compensation	Key Features
Base Salary	A standard compensation element in executive compensation packages, offering market competitive fixed compensation to attract and retain talent.	Cash	● Reflects individual skills, experience, responsibilities and performance over time. ● Provides a consistent source of income.
Short-Term Incentive	A cash-based award that encourages executives to focus on specific short-term corporate and/or business unit performance goals.	Cash	● Performance-based award tied to achievement of critical short-term financial goals and priorities. ● Pays only if threshold performance levels are met or exceeded.
Long-Term Incentive — PCAs	A cash-based award that encourages executives to focus on strong TSR and Cumulative Free Cash Flow performance.	Cash	● Performance-based award tied to achievement of critical long-term financial goals and priorities. ● Pays only if threshold performance levels are met or exceeded.
Long-Term Incentive — RSUs	Rewards stockholder value creation, enhances executive stock ownership and promotes retention.	Equity	● At-risk award, with value based exclusively upon the value of our Common Stock. ● Aligns executive and stockholder interests.
Other Benefits	Provide programs for employees to pursue physical, financial and mental wellbeing through retirement and health and welfare benefits.	Benefit	● Competitive broad-based benefits available to all employees.
Employment and Post-Termination Arrangements

Protects the Company and NEOs during certain termination events, through the use of selective employment agreements, an executive severance and change-in-control policy, and various restrictive covenants.

Benefit
●
Facilitates an orderly transition in the event of management changes.
●
Helps ensure NEOs remain focused on creating sustainable performance in case of risk of job loss.
●
Provides confidentiality, non-compete and non-solicit protections for the Company.

Base Salary

Base salaries established by the Compensation Committee for the Company’s executive officers are intended to reflect each individual’s responsibilities, experience, historical performance and other discretionary factors deemed relevant by the Company and have generally been set at levels deemed necessary to attract and retain individuals with superior talent. Base salaries are also designed to provide executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in the Company’s operating performance. The base salaries of our NEOs in 2025 are set forth below:

2025 Base Salary
(As of December 31, 2025)
John Lowe	$650,000
Jeffrey Hochstadt	$442,000
Toni Thompson	$484,500

Short-Term Incentives

The Company believes that establishing cash incentive opportunities is an important factor in both attracting and retaining qualified and highly skilled executives and in motivating our executives to achieve the Company’s near-term financial objectives. To achieve these objectives, the Company maintains a quarterly short-term incentive plan with an annual component, or the “STIP.” The quarterly design of the STIP is intended to reward the achievement of critical quarterly financial performance objectives and the annual component is tied to annual financial performance objectives. As such, payments may vary quarter to quarter.

STIP Target Awards

Target awards for NEOs are determined by the Compensation Committee and may be adjusted from time to time based on market data and internal pay equity review. All awards are paid based on corporate-wide achievement. For 2025, our NEOs were eligible to receive the following target bonus opportunities under the STIP:

Named Executive Officer	% of Base Salary	Target Annual STIP Payment Opportunity
John Lowe	100%	$650,000
Jeffrey Hochstadt	82%	$364,000
Toni Thompson	63%	$306,000

2025 STIP Metrics

Under the 2025 STIP, executives (including NEOs) were eligible to earn cash bonuses based on the achievement of the following Company-wide metrics and relative weights:

Description
Metrics	70% based on achievement of Adjusted EBITDA (1) 30% based on achievement of Net Sales (2)

(1)	“Adjusted EBITDA” is a financial measure that is not calculated according to GAAP. For purposes of the STIP, we define Adjusted EBITDA as EBITDA (which represents earnings before interest, taxes, depreciation and amortization, all on a continuing operations basis) adjusted for (i) stock compensation expense, (ii) foreign currency changes, (iii) impairments, (iv) restructuring charges, (v) severance and other charges, (vi) loss on debt extinguishment, (vii) amounts related to a sales tax contingency liability, and (viii) other items that are unusual in nature, infrequently occurring or not considered part of core operations. See Annex A hereto for a reconciliation to Net Income, the most directly comparable GAAP financial measure.
(2)	The term Net Sales, as defined in the STIP, is consistent with “Total Net Sales,” as included in the Company’s consolidated financial statements, for all references contained herein.

2025 STIP Results

Our STIP Net Sales and Adjusted EBITDA annual goals are broken out on a quarterly basis for purposes of calculating the quarterly STIP payments. To determine payouts, the Company measures performance on both a quarterly and an annual basis. Each quarterly payment is “capped” at 100% of target, amounts that exceed the quarterly cap are subject to a year-end “true-up”. This design was implemented to further enhance the motivational effect of the STIP and provide a continual incentive to improve performance throughout the year and to align to the Company’s annual operating plan and reflect the planned seasonality of our business and operations.

Achievement of performance goals is calculated on the basis of straight-line interpolation between the threshold, target and maximum bonus opportunities for each applicable metric underlying the performance goal. Quarterly and annual achievement under the STIP can range from 0% to 200%, based on Company performance; however, any payment made under the STIP with respect to each quarter is capped at 100% of the quarterly target incentive, with amounts in excess of the cap, up to 200%, payable with the annual payout. The targeted cumulative Adjusted EBITDA metric also serves as a trigger as CPI must achieve the overall Adjusted EBITDA threshold performance in order for any year-end STIP payments to fund. Based on Company performance in 2025, our STIP paid out at 80% of target, primarily due to strong Net Sales performance.

Long-Term Incentives

Together with STIP awards, the LTIP awards are designed to balance the achievement of critical near-term performance objectives with long-term strategic goals and the retention of our high performing executive team. We believe such awards also allow us to continue to recruit top-level talent and align compensation with stockholder value, all of which incentivize our executive team to continue improving our business. Generally, LTIP awards granted by the Company are subject to various conditions, including the executive’s continued service to the Company, time-based vesting conditions, and acceleration of vesting in the event of the executive’s death, termination due to disability, retirement or in connection with a change in control of the Company.

In 2025, the LTIP plan design remained the same as in 2024, moving the focus away from time-based awards and including a performance-based component to incentivize and align executive performance with key financial metrics beyond stock price alone. Throughout 2025, the Compensation Committee granted RSUs on a quarterly basis under the Omnibus Incentive Plan to select employees of the Company, including the NEOs, valued at 67% of the annual LTIP target, which vest ratably over three years beginning on the first anniversary of the grant date. PCAs, valued at 33% of the annual LTIP target and settled in cash, were awarded to select employees of the Company, including the NEOs, on the last business day of March 2025, with a two-year performance period from January 1, 2025 through December 31, 2026.  This award is tied to the Company achieving the midpoint, or P50, of Relative TSR as well as achieving the target Cumulative Free Cash Flow goal established by the Compensation Committee for each fiscal year over the performance period. Because vesting of the PCAs is tied to the Company’s Relative TSR performance, these awards are considered to be stock-based compensation under Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”). In accordance with ASC 718, the 2025 PCAs did not have a grant date fair value for accounting purposes in 2025 because the cumulative performance targets for the Cumulative Free Cash Flow metric were not established in 2025. Thus, the value of these awards is excluded from the 2025 Summary Compensation Table and in accordance with SEC disclosure rules, will be reflected as 2026 compensation in the 2026 Summary Compensation Table. In accordance with ASC 718, the grant date fair value of the 2024 PCAs is included in the 2025 Summary Compensation Table because the cumulative performance targets for the Cumulative Free Cash Flow metric were established in 2025.

Target PCA opportunity for the NEOs awarded in 2025 and expected to be paid in 2027, assuming achievement of the applicable performance metrics and continued service through the payment date, were as follows:

Named Executive Officer	Target PCA Opportunity
John Lowe	$825,000
Jeffrey Hochstadt	$189,790
Toni Thompson	$108,900

The following table sets forth the details of the RSUs and PCAs granted to our NEOs in 2025 for purposes of ASC 718:

				PCA Grant
		# RSUs	RSU Grant Date	Date Fair
Named Executive Officer	Grant Date	Granted(1)	Fair Value	Value(2)

John Lowe	2/27/2025	—	$—	$949,080
John Lowe	3/31/2025	14,375	419,319	—
John Lowe	5/30/2025	18,669	415,572	—
John Lowe	8/29/2025	26,106	406,731	—
John Lowe	11/28/2025	31,180	421,242	—
Jeffrey Hochstadt	2/27/2025	—	$—	$238,694
Jeffrey Hochstadt	3/31/2025	3,306	96,436	—
Jeffrey Hochstadt	5/30/2025	4,294	95,584	—
Jeffrey Hochstadt	8/29/2025	6,005	93,558	—
Jeffrey Hochstadt	11/28/2025	7,172	96,894	—
Toni Thompson	2/27/2025	—	$—	$105,348
Toni Thompson	3/31/2025	1,897	55,335	—
Toni Thompson	5/30/2025	2,464	54,849	—
Toni Thompson	8/29/2025	3,446	53,689	—
Toni Thompson	11/28/2025	4,115	55,594	—

(1)	The RSUs vest 33.4% on the first anniversary of the grant date, 33.3% on the second anniversary of the grant date and 33.3% on the third anniversary of the grant date, subject to the NEO’s continued employment through the applicable vesting date or as otherwise provided in the underlying award agreement or the applicable NEO’s employment agreement. The RSUs are stock-settled awards.

(2)	This column represents the 2024 PCAs that vest at the end of the two-year performance period from the award date and are settled in cash, for which the grant date fair value was recognized in 2025 in accordance with ASC 718 as a result of the establishment in 2025 of the cumulative performance targets for the Cumulative Free Cash Flow metric. The grant date fair value is calculated using a Monte Carlo Simulation as of the grant date.

Other Benefits

The Company maintains the CPI Card Group, Inc. 401(k) Plan (the “401(k) Plan”), which is designed to be a qualified defined contribution plan under the provisions of the Internal Revenue Code, covering substantially all employees who meet certain eligibility requirements. Under the 401(k) Plan, participants may defer their salary subject to statutory limitations and may direct the contributions among various investment accounts. The Company matches 100% of a participant’s first 3% of deferrals and 50% of the next 2% of deferrals. The matching contributions are fully vested at the time of the match.

Termination or Change in Control

Pursuant to their respective employment or post-termination arrangements, each of our NEOs may be entitled to certain payments and benefits in certain termination situations or upon a change in control. We believe that our severance arrangements would help facilitate an orderly transition in the event of changes in management.

Additional Compensation Governance Practices

Compensation Risk Assessment

The Compensation Committee regularly reviews the risk associated with the Company’s compensation programs. As part of this process, the Compensation Committee reviewed a comprehensive risk assessment conducted by WTW in 2019 and, at the time, concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In 2024, the Compensation Committee discussed with WTW the risk assessment of the Company’s executive compensation programs and any year-over-year changes that could impact the risk assessment. The Compensation Committee and WTW concluded that no program changes were implemented in 2024 that would materially affect the existing risk profile of the Company’s compensation program and that there were no material risks to the Company’s existing executive compensation program. Accordingly, the Compensation Committee and WTW did not recommend any changes the Company’s executive compensation program in 2024 on this basis. In 2025, WTW reviewed changes made to the Company’s executive compensation programs since the 2024 review and reaffirmed the findings of the 2024 study.

Insider Trading Policy

The Company has an Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by directors, officers, employees, agents and consultants, as well as the Company itself, that is designed to promote compliance with insider trading laws, rules and regulations, and applicable listing standards. The Company’s Insider Trading Policy prohibits CPI officers and directors from purchasing financial instruments and engaging in certain transactions designed to hedge against a decrease in the value of the Company’s securities, including short sales, publicly traded options, hedging and monetization transactions, margin sales, pledges of collateral and standing limit orders. A copy of the Insider Trading Policy is included as an exhibit to the Company’s Form 10-K for the year-ended December 31, 2025.

Clawback Policy

On October 9, 2023, the Company approved and adopted a revised clawback policy (the “Clawback Policy”), which describes the circumstances in which CPI will be required to recover, and executive officers will be required to repay or return, erroneously awarded compensation. The Clawback Policy requires the recoupment of compensation received by executive officers (defined within the meaning of Rule 10D-1 under the Exchange Act) during the three fiscal years immediately preceding the date the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Among other things, the Clawback Policy covers incentive-based compensation awarded on the basis of financial measures, including TSR and stock price; requires recovery without regard to culpability; and prohibits the Company from insuring, reimbursing insurance or indemnifying any current or former executive officer against the loss of erroneously awarded compensation. A copy of the Clawback Policy is included as an exhibit to the Company’s Form 10-K for the year-ended December 31, 2025.

Stock Ownership Guidelines

Since 2016, the Company has maintained stock ownership guidelines that apply to our directors and senior executives, including our NEOs. The Company did this to further align the interests of our leaders and the Board of Directors with those of our stockholders and further promote our commitment to sound corporate governance. Under the guidelines, once appointed to their respective role, executives and directors have up to five years to accumulate shares and share equivalents that have a market value equal to or greater than a prescribed multiple of annual salary or annual retainer fees. For directors this multiple is five times the cash portion of the annual retainer, for our CEO this multiple is five times base salary, and for all other executive officers this multiple is two times base salary.

2025 Summary Compensation Table

The 2025 Summary Compensation Table discloses the compensation information for fiscal year 2025 and, to the extent required by applicable SEC disclosure rules, fiscal year 2024, for the NEOs.

							Nonqualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Compensation (2)	Earnings	Compensation(3)	Total
Named Executive Officers
John Lowe, President, Chief Executive Officer and Director	2025	$648,365	$—	$2,611,944	$—	$520,000	$—	$14,000	$3,794,309
	2024	$621,154	$—	$3,102,679	$—	$783,125	$—	$38,541	$4,545,499
Jeffrey Hochstadt, Former Chief Financial Officer	2025	$440,888	$—	$621,166	$—	$291,200	$—	$12,411	$1,365,665
	2024	$423,942	$—	$371,713	$—	$438,550	$—	$9,281	$1,243,486
Toni Thompson, Chief Operating Officer	2025	$484,792	$—	$324,815	$—	$244,800	$—	$14,000	$1,068,407
	2024	$464,455	$—	$193,585	$—	$356,541	$—	$13,953	$1,028,534

(1)	The amounts reported in this column for 2025 represent the grant date fair value of the 2025 RSU awards and 2024 PCAs, and for 2024 represent the grant date fair value of the 2024 RSU awards (and, in the case of Mr. Lowe, 2024 PSU Award), as calculated in accordance with FASB Topic 718. The amount included in the Stock Awards column for Mr. Lowe’s 2024 PSU award is calculated based on the probable satisfaction of the performance conditions for such award as of the date of grant. Under FASB ASC Topic 718, the vesting condition related to Mr. Lowe’s 2024 PSU award is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the 2024 PSUs that could be calculated and disclosed based on achievement of the underlying market condition. Because vesting of the 2024 and 2025 PCAs is tied to the Company’s Relative TSR performance, these awards are considered to be stock-based compensation under ASC 718. In accordance with ASC 718, the 2024 PCAs had a grant date fair value for accounting purposes in 2025 because the cumulative performance targets for the Cumulative Free Cash Flow metric were established in 2025. In accordance with ASC 718, the 2025 PCAs did not have a grant date fair value for accounting purposes in 2025 because the cumulative performance targets for the Cumulative Free Cash Flow metric were not established in 2025, and therefore, the value of the 2025 PCAs is excluded from the 2025 Summary Compensation Table and, in accordance with SEC disclosure rules, will be reflected as 2026 compensation in the 2026 Summary Compensation Table. See Note 16 of the Company’s audited consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2025 for a discussion of the relevant assumptions used in calculating these amounts.
(2)	Represents performance-based bonuses earned under the Company’s STIP for the applicable year. Please see the section entitled “Elements of the 2025 Executive Compensation Program — Short-Term Incentives” above for further information regarding the 2025 STIP.
(3)	All Other Compensation represents: (1) employer matching contributions under the 401(k) Plan that the Company made in 2025 and 2024, (2) with respect to Mr. Lowe in 2024, reimbursement for attorney fees in connection with the negotiation of his employment agreement, and (3) with respect to Ms. Thompson in 2024, a home office stipend.

Outstanding Equity Awards at 2025 Fiscal Year-End

The Outstanding Equity Awards at 2025 Fiscal Year-End Table discloses the outstanding equity awards held by the NEOs as of December 31, 2025.

	Option Awards					Stock Awards
		Number of	Number of								Equity Incentive		Equity Incentive
		Securities	Securities				Number of		Value of		Plan Awards:		Plan Awards:
		Underlying	Underlying				Shares of		Shares of		Number of Unearned		Market or Payout Value
		Unexercised	Unexercised	Option			Stock that		Stock that		Shares, Units, or		Of Unearned Shares, Units
		Options	Options	Exercise	Option	Grant Date	Have Not		Have Not		Other Rights That		or Other Rights That
	Grant Date	(Exercisable) (1)	(Unexercisable) (2)	Price	Expiration	For Stock	Vested (3)		Vested (4)		Have Not Vested		Have Not Vested (6)
Name	For Options	(#)	(#)	($)	Date	Awards	(#)		($)		(#)		($)
John Lowe	7/2/2018	75,000	—	$1.98	7/2/2028	—	—		$—		—		$—
	9/21/2021	7,885	—	29.62	9/21/2028	—	—		—		—		—
	10/5/2021	253	—	30.53	10/5/2028	—	—		—		—		—
	3/31/2023	603	—	45.01	3/31/2030	—	—		—		—		—
	5/31/2023	1,021	—	26.61	5/31/2030	—	—		—		—		—
	—	—	—	—	—	6/9/2023	3,401		49,927		—		—
	8/31/2023	1,302	—	20.67	8/31/2030	8/31/2023	3,955		58,059		—		—
	11/30/2023	1,516	—	17.79	11/30/2030	11/30/2023	5,650		82,942		—		—
	—	—	—	—	—	1/25/2024	40,000	(7)	587,200		60,000	(5)	880,800
	—	—	—	—	—	3/29/2024	12,938		189,930		—		—
	—	—	—	—	—	5/31/2024	9,530		139,900		—		—
	—	—	—	—	—	8/30/2024	8,260		121,257		—		—
	—	—	—	—	—	11/29/2024	8,122		119,231		—		—
	—	—	—	—	—	2/27/2024	—		805,200	(8)	—		—
	—	—	—	—	—	2/27/2025	—		—		—		825,000	(9)
	—	—	—	—	—	3/31/2025	14,375		211,025		—		—
	—	—	—	—	—	5/30/2025	18,669		274,061		—		—
	—	—	—	—	—	8/29/2025	26,106		383,236		—		—
	—	—	—	—	—	11/28/2025	31,180		457,722		—		—
Jeffrey Hochstadt	5/15/2023	3,776	—	$27.04	5/15/2030	—	—		$—		—		$—
	5/31/2023	956	—	26.61	5/31/2030	—	—		—		—		—
	—	—	—	—	—	6/9/2023	2,123		31,166		—		—
	8/31/2023	1,219	—	20.67	8/31/2030	8/31/2023	2,468		36,230		—		—
	11/30/2023	1,420	—	17.79	11/30/2030	11/30/2023	3,526		51,762		—		—
	—	—	—	—	—	3/29/2024	3,252		47,739		—		—
	—	—	—	—	—	5/31/2024	2,396		35,173		—		—
	—	—	—	—	—	8/30/2024	2,076		30,476		—		—
	—	—	—	—	—	11/29/2024	2,042		29,977		—		—
	—	—	—	—	—	2/27/2024	—		202,508	(8)	—		—
	—	—	—	—	—	2/27/2025	—		—		—		189,790	(9)
	—	—	—	—	—	3/31/2025	3,306		48,532		—		—
	—	—	—	—	—	5/30/2025	4,294		63,036		—		—
	—	—	—	—	—	8/29/2025	6,005		88,153		—		—
	—	—	—	—	—	11/28/2025	7,172		105,285		—		—
Toni Thompson	8/31/2023	3,414	—	$20.67	8/31/2030	—	—		$—		—		$—
	11/30/2023	994	—	17.79	11/30/2030	—	—		—		—		—
	—	—	—	—	—	3/29/2024	1,434		21,051		—		—
	—	—	—	—	—	5/31/2024	1,056		15,502		—		—
	—	—	—	—	—	8/30/2024	1,238		18,174		—		—
	—	—	—	—	—	11/29/2024	1,216		17,851		—		—
	—	—	—	—	—	2/27/2024	—		89,377	(8)	—		—
	—	—	—	—	—	2/27/2025	—		—		—		108,900	(9)
	—	—	—	—	—	3/31/2025	1,897		27,848		—		—
	—	—	—	—	—	5/30/2025	2,464		36,172		—		—
	—	—	—	—	—	8/29/2025	3,446		50,587		—		—
	—	—	—	—	—	11/28/2025	4,115		60,408		—		—

(1)	This column includes non-qualified stock options (“Options”) that have vested and have not been exercised.

(2)	This column includes remaining Options that have not vested as of December 31, 2025. Options generally vest in equal annual installments over a two-year period beginning on the first anniversary of the grant date, subject to continued service through such date or as otherwise provided for in the applicable award agreement.

(3)	Except as otherwise indicated, this column includes unvested RSUs. Except where otherwise indicated, RSUs generally vest in equal annual installments over a three-year period beginning on the first anniversary of the grant date, subject to continued service through such date or as otherwise provided for in the applicable award agreement.

(4)	This column represents the market value of unvested RSUs, which is based on the $14.68 closing price of a share of our Common Stock on December 31, 2025.

(5)	This column represents unvested PSUs granted to Mr. Lowe on January 25, 2024, which will be earned in equal one-third increments upon the attainment of the rolling weighted average closing price of the Company’s Common Stock equaling or exceeding each of $35.00, $50.00 and $65.00, in each case, for at least 90 consecutive trading days (each, a “Stock Price Hurdle”) during a five-year performance period commencing on the grant date and continued service through the four-year anniversary of the grant date, or as otherwise provided for in the applicable award agreement.

(6)	This column represents the market value of unvested PSUs and PCAs that remain subject to performance-vesting conditions as of December 31, 2025, which is based on the $14.68 closing price of a share of our Common Stock on December 31, 2025.

(7)	Represents unvested RSUs which vest 100% on the fourth anniversary of the grant date, subject to continued service through such date or as otherwise provided for in the applicable award agreement.

(8)	Represents the dollar value of 2024 PCAs deemed earned based on achievement of performance-vesting conditions as of December 31, 2025, which remained subject the applicable NEO’s continued service through the payment date in March 2026. The grant date set forth in the table above represents the date of approval of the 2024 PCAs, which differs from the later grant date established for purposes of ASC 718 as a result of certain performance targets being established in the subsequent fiscal year.

(9)	Represents the dollar value of 2025 PCAs based on target achievement of performance-vesting conditions. Please see the section entitled “Elements of the 2025 Executive Compensation Program — Long-Term Incentives” above for further information regarding the vesting conditions applicable to the 2025 PCAs. The grant date set forth in the table above represents the date of approval of the 2025 PCAs, which differs from the later grant date established for purposes of ASC 718 as a result of certain performance targets being established in the subsequent fiscal year.

Employment and Severance Arrangements

Mr. Lowe’s Employment Agreement

Mr. Lowe and the Company entered into an Employment and Non-Competition Agreement effective January 24, 2024 (the “Lowe Employment Agreement”) in connection with his appointment as President and CEO. The Lowe Employment Agreement provides for an initial employment term commencing on January 25, 2024 and ending on February 28, 2029, and will automatically renew for additional one-year terms until terminated by either party. Pursuant to the Lowe Employment Agreement, Mr. Lowe received an initial annual base salary of $625,000 and is eligible for a target annual cash bonus equal to 100% of his base salary, based on the achievement of performance metrics approved by the Compensation Committee. During each calendar year during the employment term, Mr. Lowe will be eligible to receive awards under the Omnibus Incentive Plan, with a target grant date value of at least $2,000,000. In connection with his 2024 promotion, Mr. Lowe received additional long-term incentive awards in the form of (i) PSUs, with respect to 60,000 shares of Common Stock and (ii) RSUs, with respect to 40,000 shares of Common Stock. The Company agreed to reimburse Mr. Lowe for up to $25,000 in reasonable attorneys’ fees incurred by him in connection with the negotiation of the Employment Agreement.

In the event of a termination of his employment with the Company due to his death or disability, by the Company without cause or by Mr. Lowe for good reason (each, a “Qualifying Termination”), subject to his execution and delivery of a release of claims, Mr. Lowe will receive (i) severance payments equal to 1.5 times the sum of Mr. Lowe’s annual base salary and target bonus for the year of the termination, (ii) a pro-rated bonus payment for the year of the termination, based on the Company’s actual performance, (iii) reimbursement for the cost of continuation coverage under the Company’s health and welfare plans for up to 18 months, and (iv) except in the case of a termination due to death or disability, six months of outplacement services. If Mr. Lowe’s Qualifying Termination occurs within 24 months following a change in control of the Company, or if a Qualifying Termination occurs followed by a change in control within six months, then Mr. Lowe will instead receive (i) severance payments equal to two times the sum of Mr. Lowe’s annual base salary and target bonus for the year of the termination, (ii) a pro-rated bonus payment for the year of the termination, based on the Company’s actual performance, (iii) reimbursement for the cost of continuation coverage under the Company’s health and welfare plans for up to 24 months, (iv) except in the case of a termination due to death or disability, six months of outplacement services and (v) his outstanding equity awards will vest in full, based on target performance with respect to any performance-based awards; provided, however, that the PSU awards will only vest to the extent the applicable Stock Price Hurdles have been achieved on or prior to the change in control of the Company.

Mr. Lowe will be subject to certain non-competition and non-solicitation covenants for 18 months following the termination of his employment with the Company for any reason.

Executive Severance Guidelines

On June 22, 2017, the Company adopted the Executive Severance Guidelines, applicable to executive officers of the Company (including NEOs) who are not otherwise parties to individual employment or severance agreements providing for benefits upon a termination of employment. Under the Executive Severance Guidelines, if the employment of an eligible officer is terminated without “cause” or due to a resignation for “good reason,” not in connection with a “change in control” (each as defined in the Executive Severance Guidelines) and subject to the execution, delivery and non-revocation of a release of claims, he or she would be eligible to receive cash severance equal to one times the sum of his or her base salary plus annual bonus target (or 1.5 times the sum of base salary and annual bonus target for a CEO participant). For such a termination occurring within the 24 months following a change in control of the Company, the applicable severance multiple would be increased to 1.5 times for all other eligible officers (or 2.0 times for a CEO participant). In addition, the Company would continue to pay a portion of the cost of medical, dental and vision benefits on behalf of an eligible officer, such that the officer’s contribution would remain as it were for an active officer, for the greater of the severance period or such officer’s eligibility for COBRA continuation coverage, and the Company may provide, in its discretion, up to six months of outplacement services. Mr. Lowe does not participate in the Executive Severance Guidelines as his severance entitlements are governed by the Lowe Employment Agreement as described above. As noted above, on February 13, 2026, the Company and Mr. Hochstadt agreed that he would cease serving as the Company’s Chief Financial Officer effective immediately. Mr. Hochstadt will continue serving the Company through June 30, 2026 as an employee in an advisory capacity to assist the Company in the transition of the Chief Financial Officer role. Upon his June 30, 2026 departure, Mr. Hochstadt will be eligible to receive severance payments and benefits under the Executive Severance Guidelines.

Pay vs. Performance

	Summary	Summary	Compensation	Compensation	Average Summary		Value of Initial
	Compensation	Compensation	Actually	Actually	Compensation Table Total	Average Compensation	Fixed $100 Investment
	Table Total for	Table Total for	Paid to	Paid to	Table Total for	Actually Paid	Based On: Total	Net Income
Year (1)	Lowe ($) (2)	Scheirman ($) (2)	Lowe ($) (3)	Scheirman ($) (3)	Non-PEO NEOs ($) (2)	for Non-PEO NEOs ($) (3)	Shareholder Return ($) (4)	(in thousands) ($)
2025	3,794,309	-	403,598	-	1,217,036	781,832	41	14,950
2024	4,545,499	5,236,584	6,422,375	7,136,835	1,108,340	1,240,891	83	19,521
2023	-	6,072,567	-	5,292,252	1,663,181	1,489,262	53	23,985

(1)	The principal executive officers (“PEOs”) and other NEOs for the applicable years were as follows:

2025: John Lowe served as the Company’s PEO, and Jeff Hochstadt and Toni Thompson served as NEOs, for the entirety of 2025.

2024: John Lowe served as the Company’s PEO beginning January 25, 2024 and Scott Scheirman served as the Company’s PEO through his January 25, 2024 retirement. The Company’s other NEOs during 2024 were: Jeff Hochstadt, Toni Thompson, Lane Dubin and Sarah Kilgore.

2023: Scott Scheirman served as the Company’s PEO, and Lane Dubin and John Lowe served as NEOs, for the entirety of 2023.

(2)	Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. Lowe and Mr. Scheirman, as applicable, and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year in the case of the other NEOs, including Mr. Lowe for 2023.
(3)	To calculate “Compensation Actually Paid” (“CAP”), adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Mr. Lowe, Mr. Scheirman and for the average of the other NEOs is set forth following the footnotes to this table.*
(4)	Pursuant to rules of the SEC, the calculation assumes $100 was invested on December 31, 2022 in our Common Stock. Historic stock price performance is not necessarily indicative of future stock price performance.

*Compensation Actually Paid Adjustments (see FN 3 above)

		Minus	Plus	Plus (Minus)	Plus	Plus (Minus)	Minus	Plus	Minus	Equals
						Change in Fair
						Value as of	Fair Value as
						Vesting Date of	of Prior Fiscal
			Fair Value at			Stock Option and	Year-End of
			Fiscal Year-End	Change in Fair	Fair Value at	Stock Awards	Stock Option and	Changes in
		Grant Date	of Outstanding	Value of	Vesting of Stock	Granted in	Stock Awards	Fair Value to
		Fair Value of	and Unvested	Outstanding and	Option and Stock	Prior Fiscal Years	Granted in Prior	Reflect Excess
		Stock Option	Stock Option	Unvested Stock	Awards Granted	for which Applicable	Fiscal Years that	Fair Value	Awards Made in
		and Stock	and Stock	Option and Stock	in Fiscal Year	Vesting Conditions	Failed to Meet	Resulting from	Prior Fiscal Years
	Summary	Awards Granted	Awards Granted	Awards Granted	that Vested	Were Satisfied	Applicable Vesting	Modifications to	that were Forfeited
	Compensation Table	in Fiscal	in Fiscal	in Prior Fiscal	During Fiscal	During Fiscal	Conditions During	Stock Option and	During Current	Compensation
Year	Total ($) (a)	Year ($) (b)	Year ($) (c)	Years ($) (d)	Year ($) (e)	Year ($) (f)	Fiscal Year ($) (g)	Stock Awards ($) (h)	Fiscal Year ($)	Actually Paid ($)
PEO(i)
2025	3,794,309	(2,611,944)	1,326,044	(2,498,330)	805,200	(411,681)	-	-	-	403,598
2024	4,545,499	(3,102,679)	4,450,139	334,506	-	194,910	-	-	-	6,422,375
2023	-	-	-	-	-	-	-	-	-	-
Scott Scheirman(i)
2025	-	-	-	-	-	-	-	-	-	-
2024	5,236,584	-	-	920,077	-	980,174	-	-	-	7,136,835
2023	6,072,567	(4,682,037)	3,421,712	-	-	(350,800)	-	830,810	-	5,292,252
Average Other NEOs(i)
2025	1,217,036	(472,991)	240,011	(173,600)	145,943	(174,567)	-	-	-	781,832
2024	1,108,340	(239,203)	188,815	130,325	-	96,271	-	80,844	(124,501)	1,240,891
2023	1,663,181	(897,743)	814,865	-	-	(91,041)	-	-	-	1,489,262

(a)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the other NEOs, amounts shown represent averages.
(b)	Represents the grant date fair value of the Option awards and stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(c)	Represents the fair value at fiscal year-end of the Option awards and stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(d)	Represents the change in fair value during the indicated fiscal year of each option award and stock award that was granted in a prior fiscal year and that remained outstanding and unvested as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(e)	Represents the fair value at vesting of the option awards and stock awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(f)	Represents the change in fair value, measured from the prior fiscal year-end to the vesting date, of each option award and stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(g)	Represents the fair value as of the last day of the prior fiscal year of the Option awards and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(h)	Represents the incremental fair value associated with the modification of Mr. Scheirman’s LTIP awards in 2023 and Ms. Kilgore’s outstanding awards in connection with her separation in 2024.
(i)	See footnote 1 above for the PEOs included for each year and the other NEOs included in the average for each year.

Relationship Between Pay and Performance

We believe the CAP in each of the years reported above and over the three-year cumulative period are generally reflective of the Compensation Committee’s emphasis on “pay-for-performance”; however, certain non-recurring events related to the Company’s leadership transition in 2024 impacted the presentation of Pay and Performance data as demonstrated in the chart below. Generally, the Company expects the CAP amount will align with fluctuating amounts awarded under the STIP tied to the Company’s financial performance. Due to the leadership transition in 2024, which resulted in certain non-recurring compensation decisions, and inclusion of new NEOs who were not previously disclosed, the changes in CAP for the NEOs over the prior three-year period does not necessarily reflect overall Company performance. The CAP for the PEO position in 2024 was impacted by the grants received by Mr. Lowe in connection with his promotion to President and CEO and Mr. Scheirman’s retention payment. In 2023, amounts awarded under the STIP were below target consistent with Company performance, however the CAP for Mr. Scheirman in 2023 was impacted by the treatment of his equity awards pursuant to a retention agreement related to his planned retirement and transition of his CEO duties.

Relationship Between Pay and Company Performance
($ in thousands except TSR values)
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
$53
$83
$41
2023
2024
2025
CAP to Lowe
CAP to Scheirman
Average CAP to other NEOs
Net Income
Value of Initial Fixed $100 Investment Based on TSR

Policies and Practices Related to Grant of Certain Equity Awards Close in Time to Release of Material Nonpublic Information

In 2023, the Company instituted a quarterly grant program for equity awards with grants scheduled to coincide with and occur at the end of the month in which the Company has scheduled its quarterly earnings release. The Company did not grant Options during 2025 but has awarded Options in previous years using a quarterly cadence in which equity awards are granted on the last business day of the month in which earnings are announced. Although the Company does not have a specific policy regarding timing of equity awards in relation to the release of material non-public information (“MNPI”), the Company believes its current grant timing practice has the effect of minimizing the risk of granting Options ahead of the release of MNPI, as such equity award grants occur after earnings have been released and during such time as the quarterly trading window is typically open (except for the period following the release of the annual report on Form 10-K).

Equity Compensation Plan Information Table

The following table provides information as of December 31, 2025 with respect to shares of our Common Stock that may be issued under our existing equity compensation plan.

Number of securities
remaining available for
future issuance under
	Number of securities to		Weighted average		equity compensation
	be issued upon exercise		exercise price of		plans (excluding
	of outstanding Options,		outstanding Options,		securities reflected in
	warrants and rights		warrants and rights		column (a))
	(a) (#)		(b) ($)		(c) (#)
Equity compensation plans approved by security holders(1)	1,171,727	(2)	14.98	(2)	783,837
Equity compensation plans not approved by security holders	—		—		—
Total	1,171,727		14.98		783,837

(1)	All current equity compensation plans have been approved by stockholders.
(2)	Consists of (i) 597,934 outstanding Options under the Omnibus Incentive Plan at a weighted average exercise price of $14.98, (ii) 513,793 outstanding RSUs under the Omnibus Incentive Plan and (iii) 60,000 outstanding PSUs under the Omnibus Incentive Plan (assuming the full number of PSUs are earned). Only Options were used in computing the weighted average exercise price.

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The principal purpose of the Audit Committee is to assist the Board in its oversight of (i) the integrity of our accounting and financial reporting processes and the audits of our consolidated financial statements; (ii) our system of disclosure controls and internal control over financial reporting; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditor; (v) the performance of our independent auditor; and (vi) the business practices and ethical standards of the Company. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent auditor. The Audit Committee’s function is more fully described in its charter.

Our management is responsible for the preparation, presentation and integrity of our consolidated financial statements, for the appropriateness of the accounting principles and reporting policies that we use and for establishing and maintaining adequate internal control over financial reporting. KPMG LLP (“KPMG”), our independent registered public accounting firm for 2025, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles. KPMG was also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. The Audit Committee has also reviewed and discussed with KPMG the audited consolidated financial statements in such Form 10-K. In addition, the Audit Committee discussed with KPMG those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. Additionally, KPMG provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board that CPI’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

Audit Committee:

Marc Sheinbaum, Chair

Thomas Furey

Ravi Mallela

Valerie Soranno Keating

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the years ended December 31, 2025 and 2024, KPMG, our independent registered public accounting firm, billed the approximate fees set forth below.

	2025	2024
Audit fees(1)	$1,752,482	$2,186,885
Audit-related fees(2)	—	—
Tax fees(3)	355,774	199,187
All other fees(4)	—	—
Total fees	$2,108,256	$2,386,072

(1)	Audit fees relate to (i) the audit of our annual consolidated financial statements as of and for the years ended December 31, 2025 and 2024, and (ii) interim reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q during the years ended December 31, 2025 and 2024. Audit fees in 2024 also include approximately $550,000 related to comfort letters and consents obtained in connection with the offering of our 10.000% Senior Secured Notes due 2029 and a secondary offering of our Common Stock.
(2)	These services include attest services related to financial reporting that are not required by statute or regulation. KPMG did not provide services included in this category during the years ended December 31, 2025 and 2024.
(3)	For the years ended December 31, 2025 and 2024, tax fees relate primarily to US federal and state tax compliance, planning, and advisory services.
(4)	This category includes fees for services that are not included in the above categories. KPMG did not provide services included in this category during the years ended December 31, 2025 and 2024.

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, the independent registered public accounting firm will submit a pre-approval request, which will list each known and/or anticipated audit and non-audit service for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any interim requests for additional non-audit services that were not contained in the annual pre-approval request are pre-approved by the Audit Committee.

All services provided by KPMG during the fiscal year ended December 31, 2025 and 2024 were pre-approved by the Audit Committee.

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG as our independent registered public accounting firm for the year ending December 31, 2026. A proposal will be presented at the Annual Meeting to ratify this appointment. If the stockholders fail to ratify such selection, another independent registered public accounting firm will be considered by our Audit Committee, but the Audit Committee may nonetheless choose to engage KPMG. Even if the appointment of KPMG is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. We have been advised that a representative of KPMG will be present at the Annual Meeting and will be available to respond to appropriate questions and, if such person chooses to do so, make a statement.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026.

PROPOSAL NO. 3 STOCKHOLDER ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICER COMPENSATION

We are offering our stockholders an opportunity to cast an advisory vote to approve the compensation of our NEOs, as disclosed in this proxy statement, pursuant to Section 14A of the Exchange Act (commonly referred to as a “say-on-pay” vote). The advisory vote to approve executive compensation is not a vote on the Company’s general compensation policies or the compensation of the Company’s Board of Directors.

In making decisions with respect to compensation for our NEOs, the Compensation Committee is guided by a pay-for-performance philosophy. The Compensation Committee believes that a significant portion of each NEO’s total compensation opportunity should vary with achievement of the Company’s annual and long-term financial, operational and strategic goals. In designing the compensation program for our NEOs, the Compensation Committee seeks to achieve the following key objectives:

Motivate Executives. The compensation program should encourage our executive officers to achieve the Company’s annual and long-term goals.

Align Interests with Stockholders. The compensation program should align the interests of our executive officers with those of our stockholders, promoting actions that will have a positive impact on total stockholder return over the long term.

Attract and Retain Talented Executives. The compensation program should provide each executive officer with a total compensation opportunity that is market competitive. This objective is intended to ensure that we are able to attract and retain qualified executives while maintaining an appropriate cost structure for the Company.

We believe our executive compensation is structured in the manner that best serves the interests of the Company and its stockholders. We encourage stockholders to review the “Executive Compensation” section above for a complete discussion of how we determine the pay for our NEOs as well as key accomplishments the executive team achieved during 2025.

Accordingly, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Executive Compensation section, the compensation tables and any related material disclosed in this proxy statement.

As an advisory vote, this resolution is not binding on us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our NEOs. We expect to hold this vote on an annual basis for the foreseeable future.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2024 to which we have been a party in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock or entities affiliated with them (each, a “Related Party”) had or will have a direct or indirect material interest.

Our related party transaction policies and procedures require Related Parties to disclose to our Chief Financial Officer any “interested transaction” (defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which (1) the aggregate amount involved in any calendar year will or may be expected to exceed the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year end for the last two completed fiscal years, (2) the Company is, was or will be a participant, and (3) any Related Party has, had or will have a direct or indirect material interest) and all material facts with respect thereto. Our Chief Financial Officer will then communicate that information to our Audit Committee. No interested transaction entered into will be executed without the approval or ratification of our Audit Committee.

Registration Rights Agreement

On October 15, 2015, we entered into a registration rights agreement with Parallel49 (the “Parallel49 Registration Rights Agreement”) and on December 4, 2025, we entered into a Registration Rights Agreement Joinder with the Tricor Family Office (the “Joinder” and together with Parallel49 Registration Rights Agreement, the “Registration Rights Agreement”). Parallel49 and the Tricor Family Office are each beneficial holders of more than 5% of our capital stock. Under the Registration Rights Agreement, Parallel49 and the Tricor Family Office are entitled to request that we register shares of our Common Stock on a long-form or short-form registration statement on one or more occasions in the future, provided that we will not be obligated to register such shares within 90 days after the effective date of a registration statement previously filed pursuant to a request under the Registration Rights Agreement and otherwise for up to 60 days from the date of a request under the Registration Rights Agreement in certain circumstances. Parallel49 and the Tricor Family Office also are entitled to participate in certain registered offerings that we may conduct in the future, subject to certain restrictions. We will pay Parallel49’s and the Tricor Family Office’s expenses in connection with the exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our Common Stock held by Parallel49 as of the closing of our initial public offering, (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the Common Stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization or certain other corporate transactions, and (iii) any shares of our Common Stock owned or acquired following the closing of our initial public offering by Parallel49 (collectively, “Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 under the Securities Act or repurchased by us or our subsidiaries. In September 2021, we filed a registration statement on Form S-3 with respect to the shares of Common Stock held by Parallel49 in compliance with our obligations under the Registration Rights Agreement.

Director Nomination Agreements

On October 15, 2015, we entered into the Parallel49 Director Nomination Agreement that provides Parallel49 the right to designate nominees for election to our Board for so long as Parallel49 collectively beneficially owns 5% or more of the total number of shares of our Common Stock then outstanding. On December 4, 2025, we entered into the Tricor Family Office Director Nomination Agreement that provides the Tricor Family Office the right to nominate individuals for election to our Board for so long as the Tricor Family Office beneficially owns 10% or more of the total number of shares of our Common Stock then outstanding. The number of nominees that Parallel49 is entitled to designate under the Parallel49 Director Nomination Agreement bears the same proportion to the total number of members of our Board as the number of shares of Common Stock beneficially owned by Parallel49 bears to the total number of shares of Common Stock outstanding, rounded up to the nearest whole number. The number of directors that the Tricor Family Office is entitled to nominate under the Tricor Family Office Director Nomination Agreement is based on the percentage of the outstanding Common Stock over which the Tricor Family Office and Parallel49 collectively have direct voting control in relation to the total number of directors then serving on our Board, limited by the greater of the number of directors that Parallel49 is then entitled to nominate or have serving on our Board pursuant to the Parallel49 Director Nomination Rights Agreement. In addition, Parallel49 and the Tricor Family Office are entitled to designate or nominate the replacement for any of its board designees whose board service terminates prior to the end of such designee’s term. Parallel49 and the Tricor Family Office, subject to certain limitations, also have the right to have their designees participate on committees of our Board, subject to compliance with applicable law and stock exchange rules.

Share Repurchase Agreements

In November 2023, the Company approved a share repurchase program (the “Share Repurchase Program”) to purchase up to $20 million of its Common Stock in open market and privately negotiated transactions. Subsequently, the Company entered into two agreements to repurchase Common Stock held by Tricor Pacific Capital Partners (Fund IV) US, LP (“Tricor US”), pursuant to which the Company agreed to purchase three times the number of shares of the Company’s Common Stock acquired by the Company in the open market from time to time from non-Tricor US holders during the periods commencing on December 6, 2023 and ending March 31, 2024 and commencing April 1, 2024 and ending June 30, 2024, up to an aggregate of 650,000 shares of Common Stock in total (the “Repurchase Agreements”). The Repurchase Agreements provided that such open market purchases would be made pursuant to the Share Repurchase Program. Additionally, the Repurchase Agreements provided that the repurchase price for any shares acquired by the Company from Tricor US would be 98% of the volume weighted average purchase price paid by the Company for all other shares acquired by the Company in the open market pursuant to the Share Repurchase Program during such fiscal quarter. The repurchases from Tricor US took place on April 5, 2024 and July 3, 2024 and were part of the Share Repurchase Program authorization levels. The Repurchase Agreements were approved by the Audit Committee. Additional information can be found in our Current Reports on Form 8-K, dated December 7, 2023 and March 15, 2024, and in our Form 10-K for the year-ended December 31, 2024 filed with the SEC.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related party transaction policy setting forth the policies and procedures for the review and approval of related party transactions. The policy covers transactions involving the Company in which (1) the aggregate amount involved in any calendar year will or may be expected to exceed the lesser of (i) $120,000, or (ii) one percent (1%) of the average of the Company’s total assets at year end for the last two completed fiscal years, (2) the Company (including any of its subsidiaries(is, was or will be a participant, and (3) any related person has, had or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). For purposes of this policy, a related person is defined as an executive officer, director, nominee for director, or a greater than 5% beneficial owner of our Common Stock, in each case since the beginning of the most recently completed fiscal year, and any immediate family member of or person sharing a household with any of these individuals. All related party transactions must be presented to the Audit Committee for review, consideration and approval. In approving or rejecting any such proposed transaction, the Audit Committee will consider, among other factors, the related party’s relationship to the Company and interest in the transaction, the material facts of the transaction, the benefits to the Company of the transaction, the availability of other sources of comparable products or services (if applicable), whether the transaction is on terms that are comparable to the terms generally available to an unrelated third party, whether the transaction has the potential to impair director independence and whether the transaction constitutes a conflict of interest.

STOCKHOLDER PROPOSALS FOR 2027 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who intend to present proposals at the Company’s annual meeting of stockholders in 2027 pursuant to Rule 14a-8 under the Exchange Act must send notice of their proposal to us so that we receive it no later than December 9, 2026. Stockholders who intend to present proposals at the annual meeting of stockholders in 2027 other than pursuant to Rule 14a-8 must comply with the notice provisions in our By-Laws. The notice provisions in our By-Laws require that, for a proposal to be properly brought before the annual meeting of stockholders in 2027, proper notice of the proposal be received by us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however that in the event next year’s annual meeting is more than 30 days before or after such anniversary date, notice must be delivered not less than the later of 90 days prior to next year’s annual meeting or the 10th day following the day the Company first publicly announces next year’s annual meeting date. Under these requirements, proposals brought under our By-Laws must be received no earlier than January 21, 2027 and no later than February 20, 2027.

In addition to satisfying the foregoing requirements under the By-Laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 22, 2027.

Stockholder proposals and notices should be addressed to CPI Card Group Inc., 10368 West Centennial Road, Littleton, Colorado 80127; Attention: Darren Dragovich, Chief Legal and Compliance Officer and Corporate Secretary.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, persons named in the proxy intend to vote the shares they represent in accordance with their own judgments.

Upon written request by any stockholder entitled to vote at the Annual Meeting, we will promptly furnish, without charge, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which we filed with the SEC, including the financial statements therein. Requests should be sent to InvestorRelations@cpicardgroup.com, Attention: Darren Dragovich, Chief Legal and Compliance Officer and Corporate Secretary.

YOUR VOTE IS IMPORTANT. WE URGE YOU TO VOTE TODAY OVER THE TELEPHONE, VIA THE INTERNET OR BY MAIL.

By Order of the Board of Directors,

Darren Dragovich
Chief Legal and Compliance Officer and Corporate Secretary

ANNEX A – RECONCILIATION OF NON-GAAP MEASURES

	Year Ended December 31,
	2025	2024
Reconciliation of net income to EBITDA and Adjusted EBITDA:
Net income	$14,950	$19,521
Interest, net (1)	32,466	34,087
Income tax expense	6,656	5,506
Depreciation and amortization	22,461	16,420
EBITDA	$76,533	$75,534

Adjustments to EBITDA:
Stock-based compensation expense	$6,963	$8,545
Acquisition and integration costs (2)	5,954	—
Restructuring and other charges (3)	3,716	4,810
Loss on debt extinguishment (4)	287	2,987
Change in revenue recognition (5)	2,929	—
Equity in losses of unconsolidated affiliates (6)	134	—
Subtotal of adjustments to EBITDA	$19,983	$16,342
Adjusted EBITDA	$96,516	$91,876
Net income margin (% of Revenue)	2.8%	4.1%
Net income growth (% Change 2025 vs. 2024)	(23.4)%
Adjusted EBITDA margin (% of Revenue)	17.8%	19.1%
Adjusted EBITDA growth (% Change 2025 vs. 2024)	5.1%

(1)	The 2024 balance includes the payment of an early redemption premium of $5.8 million related to the redemption of the 8.625% Senior Secured Notes due 2026.

(2)	Balance represents acquisition and integration costs related to the Arroweye acquisition that occurred on May 6, 2025.

(3)	Balance includes expenses related to executive retention and severance, as well as production facility modernization efforts.

(4)	In July 2024, the Company redeemed the entire principal balance of $267.9 million of the 8.625% Senior Secured Notes due 2026 and also repaid in full and terminated a prior Credit Agreement with Wells Fargo Bank, N.A. entered into in March 2021, and expensed the remaining unamortized deferred financing costs. Additionally, the Company redeemed a portion of the 8.625% Senior Secured Notes due 2026 in 2023 and expensed the associated portion of the unamortized deferred financing costs.

(5)	In the second quarter of 2025, the Company reassessed certain aspects of its revenue recognition accounting under ASC 606 and prospectively began recognizing revenue for certain contracts at a point-in-time rather than over-time.

(6)	On October 7, 2025, the Company entered into a strategic relationship with and acquired a 20% equity interest in Karta (Gift Card Co Pty Ltd), an Australia-based payments technology firm also backed by the Commonwealth Bank of Australia. This balance represents the Company’s equity in Karta’s net losses for the quarter ended December 31, 2025.

A-1

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V89998-P45440 1a. Thomas Furey 1b. John Lowe 1c. Ravi Mallela 1d. Lisa Oleson 1e. Nicholas Peters 1f. H. Sanford Riley 1g. Marc Sheinbaum 1h. Valerie Soranno Keating For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! CPI CARD GROUP INC. 10368 WEST CENTENNIAL ROAD LITTLETON, COLORADO 80127 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. ET on May 20, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PMTS2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. ET on May 20, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 2. Ratification of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2026. 3. Advisory vote to approve named executive officer compensation. 1. Election of Directors Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. CPI CARD GROUP INC. The Board of Directors recommends you vote FOR proposals 1, 2 and 3: NOTE: The proxy holders will have discretion to vote on such other business as may properly come before the meeting or any adjournment thereof. Nominees: SCAN TO VIEW MATERIALS & VOTEw

V89999-P45440 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. CPI CARD GROUP INC. Annual Meeting of Stockholders May 21, 2026 8:00 a.m. ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) each of Darren Dragovich and Terra Grantham as proxy, each with the power to appoint his or her substitute, and hereby authorize(s) him or her to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of CPI CARD GROUP INC., that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 8:00 a.m. ET on May 21, 2026, at www.virtualshareholdermeeting.com/PMTS2026, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side